Exhibit 10.4
PURCHASE AGREEMENT
BETWEEN
HEALTHCARE REALTY TRUST INCORPORATED, AS PURCHASER,
AND
THE CHARLOTTE-MECKLENBURG HOSPITAL AUTHORITY,
MERCY HEALTH SERVICES, INC., AND
THE CAROLINAS HEALTHCARE FOUNDATION, INC.,
COLLECTIVELY, AS SELLER

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EXHIBITS:

Exhibit 1.1(yy)	Depiction of MOB Sites
Exhibit 1.1(zz)	Addresses of MOBs
Exhibit 2.1(a)	List of Retained Property
Exhibit 2.1(b)	List of Contracts
Exhibit 2.1(c)	Pre-Approved Terms and Provisions of Ground Leases
Exhibit 2.2(a)	Purchase Price Allocation Table
Exhibit 2.2(c)(i)	Escrow Agreement
Exhibit 3.1	Closing Certificate
Exhibit 3.1(c)	List of Existing Third-Party Leases
Exhibit 3.1(f)	Leasing Commission Agreements
Exhibit 3.1(h)	Pending Litigation
Exhibit 3.1(i)	List of Security Deposits
Exhibit 3.1(m)	Lease Default Matters
Exhibit 3.1(p)	Unfunded Existing TI Obligations
Exhibit 3.3(a)	Notice to Tenants
Exhibit 3.3(e)(i)-A	Schedule of New Seller and Seller Affiliate Leases
Exhibit 3.3(e)(i)-B	Form Seller and Seller Affiliate Space Lease Agreement
Exhibits 3.3(e)(iii)-A
through 3.3(e)(iii)-G	Pre-Approved Terms and Provisions of New Third-Party Leases and Modifications
Exhibit 3.3(e)(iv)	Form Third-Party Space Lease Agreement
Exhibit 3.3(h)	Seller Closing Documents
Exhibit 3.4(b)	Purchaser Closing Documents
Exhibit 5.1(c)	Tenant Estoppel
Exhibit 10.2-A	North Carolina Special Warranty Deed
Exhibit 10.2-B	South Carolina Special Warranty Deed
Exhibit 10.2-C	General Assignment and Bill of Sale
Exhibit 10.2-D	Seller’s Affidavit

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PURCHASE AGREEMENT
     THIS PURCHASE AGREEMENT (together with all exhibits attached hereto and any and all amendments hereto made in accordance with the terms hereof, this “Agreement”) is made and entered into as of the 4th day of November, 2008 (the “Agreement Date”), by and between THE CHARLOTTE-MECKLENBURG HOSPITAL AUTHORITY, a public body corporate and politic, MERCY HEALTH SERVICES, INC., a North Carolina non-profit corporation, and THE CAROLINAS HEALTHCARE FOUNDATION, INC., a North Carolina non-profit corporation, or their assigns (collectively, “Seller”) and HEALTHCARE REALTY TRUST INCORPORATED, a Maryland corporation, or its assigns (“Purchaser”).
W I T N E S S E T H:
     WHEREAS, Seller is the owner of certain real property on which Seller operates fifteen (15) medical office buildings and related improvements (each, an “MOB,” collectively, the “MOBs”) located at the addresses listed on Exhibit 1.1(zz) attached hereto. The tracts of land on which the MOBs are located (the same being referred to herein from time to time, each, as an “MOB Site,” and, collectively, as the “MOB Sites”) are generally depicted on Exhibit 1.1(yy) attached hereto; and
     WHEREAS, Seller has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Seller, said MOBs on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 Definition of Certain Terms. For purposes of this Agreement, unless the context otherwise requires, the following terms shall have the meanings hereinafter set forth (such meanings to be applicable to the singular and plural forms of such terms and the masculine and feminine forms of such terms):
          (a) “5000 Building” shall have the meaning ascribed to such term in Section 8.2(b) herein.
          (b) “Affiliate” means an entity that controls, is controlled by, or is under common control with another entity. For purposes of this definition and other definitions that use the concept of “control” in this Agreement, “control” shall be deemed to mean the power or authority, directly or indirectly, whether by ownership of legal or beneficial interests, voting rights, proxies, agreement or otherwise, of directing or causing the direction of the business or affairs of the entity.
          (c) “Agreement” shall have the meaning ascribed to such term in the recital paragraphs of this Agreement.
          (d) “Agreement Date” shall have the meaning ascribed to such term in the recital paragraphs of this Agreement.
          (e) “Annual Rental Value” shall have the meaning ascribed to such term in Section 3.3(f)(i)(A) herein.
          (f) “Bankruptcy Code” shall have the meaning ascribed to such term in Section 3.1(l) herein.

          (g) “Broker” shall have the meaning ascribed to such term in Section 11.1 herein.
          (h) “CAM” shall have the meaning ascribed to such term in Section 8.2(d) herein.
          (i) “Capital Improvements Contribution” shall have the meaning ascribed to such term in Section 2.2(b) herein.
          (j) “Change Orders” shall have the meaning ascribed to such term in Section 8.2(e)(iv) herein.
          (k) “CHF” shall have the meaning ascribed to such term in Section 10.3 herein.
          (l) “Closing” shall have the meaning ascribed to such term in Section 8.1 herein.
          (m) “Closing Agent” shall have the meaning ascribed to such term in Section 3.3(h) herein.
          (n) “Closing Certificate” shall have the meaning ascribed to such term in Section 3.1 herein.
          (o) “Closing Date” shall have the meaning ascribed to such term in Section 8.1 herein.
          (p) “Closing Statement” shall have the meaning ascribed to such term in Section 5.2(a) herein.
          (q) “CMHA” shall have the meaning ascribed to such term in Section 10.3 herein.
          (r) “Common Area Capital Improvements” shall have the meaning ascribed to such term in Section 2.2(b) herein.
          (s) “Contracts” shall have the meaning ascribed to such term in Section 2.1(b) herein.
          (t) “Deeds” shall have the meaning ascribed to such term in Section 10.2 herein.
          (u) “Deposit” shall have the meaning ascribed to such term in Section 2.2(c)(i) herein.
          (v) “Environmental Law” or “Environmental Laws” shall mean: (i) the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), as amended; (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), and as further amended; (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. § 11001 et seq.), as amended; (iv) the Clean Air Act (42 U.S.C. § 7401 et seq.), as amended; (v) the Clean Water Act (33 U.S.C. § 1251 et seq.), as amended; (vi) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), as amended; (vii) the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended; (viii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), as amended; (ix) the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), as amended; (x) any state, county, municipal or local statutes, laws or ordinances similar or analogous to the federal statutes listed in clauses (i) — (ix) of this Section 1.1(v); (xi) any amendments to the statutes, laws or ordinances listed in clauses (i) — (x) of this Section 1.1(v), and (xii) any rules, regulations, guidelines, directive, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in clauses (i) — (xi) of this Section 1.1(v).

          (w) “Escrow Agreement” shall have the meaning ascribed to such term in Section 2.2(c)(i) herein.
          (x) “Estoppel Threshold” shall have the meaning ascribed to such term in Section 5.1(c) herein.
          (y) “Executive Order 13224” shall have the meaning ascribed to such term in Section 3.2(f) herein.
          (z) “Existing Commission Agreements” shall have the meaning ascribed to such term in Section 3.1(f) herein.
          (aa) “Existing Leases” shall have the meaning ascribed to such term in Section 3.1(c) herein.
          (bb) “Existing Seller and Seller Affiliate Leases” shall have the meaning ascribed to such term in Section 3.3(e)(i) herein.
          (cc) “Existing Third-Party Leases” shall have the meaning ascribed to such term in Section 3.1(c) herein.
          (dd) “Existing TI Obligations” shall mean tenant improvement expenses (including all hard and soft construction costs, whether payable to the contractor or to the tenant) and tenant allowances which are not New TI Obligations and are the obligation of the landlord under any Existing Third-Party Leases.
          (ee) “Future Commission Obligations” shall have the meaning ascribed to such term in Section 3.4(a) herein.
          (ff) “Governmental Authority” shall mean any board, bureau, commission, department or body of any municipal, township, county, city, state or federal governmental unit, or any subdivision thereof, having or acquiring jurisdiction over the Property or the ownership, management, operation, use or improvement thereof. “Governmental Authorities” shall mean more than one Governmental Authority.
          (gg) “Ground Leases” shall have the meaning ascribed to such term in Section 2.1(c) herein. “Ground Lease” shall mean any one of the Ground Leases.
          (hh) “Hazardous Conditions” shall mean to the presence on, in or about the Property of Hazardous Materials, the concentration, condition, quantity, location or other characteristic of which fails to comply with the standards applicable under Environmental Laws.
          (ii) “Hazardous Materials” shall mean any chemical, substance, waste, material, equipment or fixture defined as or deemed hazardous, toxic, a pollutant, a contaminant, or otherwise regulated under any Environmental Law, including, but not limited to, petroleum and petroleum products, waste oil, halogenated and non-halogenated solvents, PCBs, and asbestos.
          (jj) “HRT Vacant Space” shall have the meaning ascribed to such term in Section 3.3(f)(i)(B) herein.
          (kk) “Independent Consideration” shall have the meaning ascribed to such term in Section 2.2(c)(iii) herein.

          (ll) “Indemnification Obligations” shall have the meaning ascribed to such term in Section 2.1(c) herein.
          (mm) “Inspections” shall have the meaning ascribed to such term in Section 4.1 herein.
          (nn) “JLL” shall have the meaning ascribed to such term in Section 3.1(f) herein.
          (oo) “JLL Commission” shall have the meaning ascribed to such term in Section 3.1(f) herein.
          (pp) “JLL Commission Agreement” shall have the meaning ascribed to such term in Section 3.1(f) herein.
          (qq) “Leases” shall mean, collectively, the Existing Leases and the New Leases.
          (rr) “Legal Descriptions” shall have the meaning ascribed to such term in Section 10.1 herein.
          (ss) “Master Lease Period” shall have the meaning ascribed to such term in Section 3.3(f)(i)(C) herein.
          (tt) “Master Lease Premises” shall have the meaning ascribed to such term in Section 3.3(f)(i)(D) herein.
          (uu) “Material Casualty Damage” shall have the meaning ascribed to such term in Section 4.4(a)(i) herein.
          (vv) “Material Condemnation” shall have the meaning ascribed to such term in Section 4.4(b)(i) herein.
          (ww) “Material Tenant Lease Default” shall have the meaning ascribed to such term in Section 4.4(c)(i) herein.
          (xx) “Material Zoning Requirements Change” shall have the meaning ascribed to such term in Section 4.4(b)(i) herein.
          (yy) “MOB Sites” shall have the meaning ascribed to such term in the recital paragraphs of this Agreement. “MOB Site” shall mean any one of the MOB Sites.
          (zz) “MOBs” shall have the meaning ascribed to such term in the recital paragraphs of this Agreement. “MOB” shall mean any one of the MOBs.
          (aaa) “Modifications” shall have the meaning ascribed to such term in Section 3.3(e) herein.
          (bbb) “Morrocroft Lease Subordination” shall have the meaning ascribed to such term in Section 10.3 herein.
          (ccc) “Morrocroft Leases” shall have the meaning ascribed to such term in Section 10.3 herein.
          (ddd) “New Leases” shall have the meaning ascribed to such term in Section 3.3(e) herein.

          (eee) “New Seller and Seller Affiliate Leases” shall have the meaning ascribed to such term in Section 3.3(e)(i) herein.
          (fff) “New TI Obligations” shall mean tenant improvement expenses (including all hard and soft construction costs, whether payable to the contractor or the tenant) and tenant allowances which are the obligation of (a) the landlord under any Existing Leases that arise with respect to any renewal or expansion options under such Existing Leases exercised by a tenant after the Agreement Date, or (b) the landlord under any New Leases or Modifications entered into commencing on the Agreement Date and on or before the Closing Date in compliance with Section 3.3(e) herein, or (c) the landlord under any New Seller and Seller Affiliate Leases executed at Closing as contemplated in Section 3.3(e) herein.
          (ggg) “OFAC” shall have the meaning ascribed to such term in Section 3.2(g) herein.
          (hhh) “Outside Closing Date” shall have the meaning ascribed to such term in Section 8.1 herein.
          (iii) “Permits” shall mean all permits, licenses (but excluding Seller’s operating licenses), approvals, entitlements and other governmental, quasi-governmental and non-governmental authorizations, including, without limitation, certificates of occupancy or need required in connection with the ownership, development, construction, use, operation or maintenance of the Property. As used herein, the term “quasi-governmental” shall include the providers of all utilities services to the Property.
          (jjj) “Permitted Exceptions” shall have the meaning ascribed to such term in Section 10.2 herein.
          (kkk) “Personal Property” shall mean: (i) all signs, supplies, tools, decorations, furniture, furnishings, fixtures, equipment, machinery, landscaping and other tangible personal property located on the MOB Sites and owned and used by Seller exclusively in connection with the leasing, management, operation, maintenance and repair of the Property, but expressly excluding (A) all such property owned and used by Seller or any Affiliate of Seller as tenant under any Lease and (B) the Retained Property; (ii) all of Seller’s right, title and interest in and to the Contracts; (iii) all of Seller’s right, title and interest as landlord in and to the Leases; (iv) all warranties for any portion of the Property that are in effect as of the Closing Date; and (v) all Permits.
          (lll) “Pineville Medical Plaza” shall have the meaning ascribed to such term in Section 3.3(f) herein.
          (mmm) “PMP Construction Contract” shall have the meaning ascribed to such term in Section 3.1(e) herein.
          (nnn) “PMP MOB Improvements” shall have the meaning ascribed to such term in Section 3.1(e) herein.
          (ooo) “Property” shall mean, collectively, the fee simple title to be conveyed to Purchaser in the MOBs, the leasehold estate to be granted to Purchaser relative to the MOB Sites, including Seller’s interest, if any, in any easements, covenants and other rights appurtenant to such MOB Sites, and the Personal Property.
          (ppp) “Purchase Price” shall have the meaning ascribed to such term in Section 2.2(a) herein.
          (qqq) “Purchaser” shall have the meaning ascribed to such term in the recital paragraphs of this Agreement.

          (rrr) “Purchaser Closing Documents” shall have the meaning ascribed to such term in Section 3.4(b) herein.
          (sss) “Qualifying Leases” shall have the meaning ascribed to such term in Section 3.3(f)(i)(E) herein.
          (ttt) “Rent Commencement Date” shall have the meaning ascribed to such term in Section 3.3(f)(i)(F) herein.
          (uuu) “Retained Property” shall have the meaning ascribed to such term in Section 2.1(a) herein.
          (vvv) “Seller” shall have the meaning ascribed to such term in the recital paragraphs of this Agreement.
          (www) “Seller Closing Documents” shall have the meaning ascribed to such term in Section 3.3(h) herein.
          (xxx) “Seller’s Affidavit” shall have the meaning ascribed to such term in Section 10.2 herein.
          (yyy) “State” shall have the meaning ascribed to such term in Section 3.1(a) herein.
          (zzz) “Study Materials” means all non-privileged, non-proprietary materials relating to the physical condition, maintenance, and leasing of the Property, including, without limitation, all Leases, rent rolls, plans and specifications, and income and expense statements for each MOB for the three (3) calendar years prior to the Agreement Date, delivered by Seller, or any agent or representative of Seller, to Purchaser, together with all title information, surveys, plans, documents, reports, studies, and test results developed, prepared or produced by or on behalf of Purchaser and/or its agents and contractors related to the Property.
          (aaaa) “Study Period” shall have the meaning ascribed to such term in Section 4.1 herein.
          (bbbb) “Survival Period” shall have the meaning ascribed to such term in Section 3.1 herein.
          (cccc) “Tax Division Date” shall have the meaning ascribed to such term in Section 8.2(a) herein.
          (dddd) “Tenant Estoppel” shall have the meaning ascribed to such term in Section 5.1(c) herein.
          (eeee) “Title Commitment” shall have the meaning ascribed to such term in Section 10.1 herein.
          (ffff) “Title Company” shall have the meaning ascribed to such term in Section 2.2(c)(i) herein.
          (gggg) “Title Objections Period” shall have the meaning ascribed to such term in Section 10.1 herein.

          (hhhh) “University Medical Park” shall have the meaning ascribed to such term in Section 2.2(a) herein.
          (iiii) “USA Patriot Act” shall have the meaning ascribed to such term in Section 3.2(f) herein.
          (jjjj) “Vacant Space” shall have the meaning ascribed to such term in Section 3.3(f)(i)(G) herein.
          (kkkk) “Water Sub-meter Charge” shall have the meaning ascribed to such term in Section 8.2(b) herein.
          (llll) “Zoning Requirements” shall mean all applicable zoning statutes, ordinances, regulations and laws applicable to the Property.
ARTICLE 2
PURCHASE AND SALE OF THE PROPERTY
     2.1 Purchase of the Property. On or prior to the Closing Date, and subject to the terms and conditions set forth in this Agreement, Seller shall sell, transfer, assign and convey to Purchaser, and Purchaser shall purchase and accept the sale, transfer, assignment and conveyance from Seller of, and assume the obligations of Seller arising from or otherwise relating to, the following:
          (a) fee simple title to the MOBs and the Personal Property (excluding the Personal Property to be retained by Seller and listed on Exhibit 2.1(a) attached hereto (collectively, the “Retained Property”)), including, without limitation, the Leases and all temporary occupancy agreements affecting the MOBs;
          (b) all right, title, and interest of Seller in and to the contracts, agreements, and warranties set forth on Exhibit 2.1(b) attached hereto which are still in effect as of the Closing Date, if any (collectively, the “Contracts”); and
          (c) Seller and Purchaser agree that in lieu of a conveyance of the fee interest in the MOB Sites on the Closing Date, Seller, as “Landlord,” and Purchaser, as “Tenant,” shall enter into a seventy-five (75) year ground lease for each of the MOB Sites (each, a “Ground Lease”; collectively, the “Ground Leases”). The Ground Leases and the lease memoranda to be recorded in connection therewith each shall be effective as of the Closing Date. Each reference in this Agreement to a sale transaction relative to the (i) MOBs shall be deemed to be a reference to a conveyance of fee simple title to the MOBs, and (ii) MOB Sites shall be deemed to be a reference to a ground lease transaction to the extent the context so requires to effectuate the intent of the parties hereto as expressed in this Section 2.1(c). Seller and Purchaser agree that Seller’s obligation to sell the Property and to perform the other covenants and obligations to be performed by it on the Closing Date pursuant to this Agreement and Purchaser’s obligation to purchase the Property and to perform the other covenants and obligations to be performed by it on the Closing Date pursuant to this Agreement shall be subject to the parties reaching mutual agreement on the form and content of the Ground Lease for each MOB Site and the lease memoranda to be recorded in connection therewith prior to the expiration of the Study Period. In this regard, Seller and Purchaser agree to use good faith, diligent efforts beginning on the Agreement Date and continuing through the expiration of the Study Period to negotiate and finalize the form and content of each such Ground Lease and lease memorandum. Notwithstanding any term or provision in this Agreement to the contrary, Seller and Purchaser acknowledge and agree that (i) they have approved the form and content of the Ground Lease provisions set forth in Exhibit 2.1(c) attached hereto and that the Ground Lease for each MOB Site shall contain such provisions in the form and content set forth in Exhibit 2.1(c) attached hereto as are applicable to such MOB Site, and (ii) they shall use good faith, diligent efforts to negotiate for inclusion in the Ground Lease for each MOB Site a provision to govern Purchaser’s offer of a physician investment opportunity in the entity that owns the MOB located on such MOB Site that will include investment opportunities for physicians who are employed by CMHA or CMHA’s Affiliates. If, despite Seller’s and Purchaser’s good faith, diligent efforts, Seller and Purchaser fail to negotiate and finalize the form and content of the same prior to the expiration of the Study Period and Seller and Purchaser fail to agree upon an extension of the period for the satisfaction of the foregoing condition, then either party shall be entitled to terminate this Agreement by giving written notice thereof to the other party and to the Title Company at any time prior to the satisfaction of such condition. In the event Seller or Purchaser provides such notice prior to the satisfaction of such condition, Seller and Purchaser shall have no further rights, obligations or liabilities to each other hereunder, except for the indemnification obligations of either party contained herein (collectively, the “Indemnification Obligations”) and any other obligations that expressly survive the termination of this Agreement. Further, if this Agreement is terminated by written notice given as aforesaid, then Purchaser shall promptly either return the Study Materials to Seller or destroy all of the Study Materials (including all copies thereof) in the possession of Purchaser and its employees, agents, representatives and consultants and confirm such destruction in writing to Seller (at no cost to Seller in either such event). Additionally, in either such event, Purchaser shall also promptly deliver to Seller a true and complete copy of all Study Materials prepared by, for or on behalf of Purchaser. The foregoing obligations of Purchaser shall survive the termination of this Agreement. The Title Company shall return the Deposit to Purchaser within five (5) days after receipt from Purchaser of written confirmation that Purchaser has fully complied with all of the requirements imposed on Purchaser under the foregoing provisions in this Section 2.1(c).
     2.2 Purchase Price and Terms of Payment.
          (a) The aggregate price (the “Purchase Price”) to be paid by Purchaser to Seller for the Property shall be One Hundred Sixty-Two Million One Hundred Forty-One Thousand Fifty-One and No/100 Dollars ($162,141,051.00), subject to adjustments and prorations as set forth in this Agreement. The Purchase Price shall be allocated among the MOBs in the manner set forth on the table attached hereto as Exhibit 2.2(a).
          (b) Additionally, the parties acknowledge and agree that the portion of the Purchase Price allocated to the MOBs located at 101 East W.T. Harris Boulevard, Charlotte, North Carolina, and commonly known as “University Medical Park” (“University Medical Park”) includes a payment (the “Capital Improvements Contribution”) in the amount of $250,000 by Purchaser to Seller for the purpose of contributing to the cost to be incurred by Seller in connection with Seller’s installation of certain capital improvements to common areas located within such MOBs (collectively, the “Common Area Capital Improvements”). Seller agrees to use the Capital Improvements Contribution for the purpose of installing Common Area Capital Improvements solely to the University Medical Park MOBs, and Seller’s allocation of the Capital Improvements Contribution among the various University Medical Park MOBs shall be subject to the prior written approval of Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed. In this regard, Purchaser shall either approve or disapprove any such proposed allocation of the Capital Improvements Contribution within ten (10) business days after Purchaser’s receipt of a written request for approval from Seller by providing written notice of Purchaser’s approval or disapproval, together with reasons for such disapproval, if applicable. If Purchaser shall fail to deliver written notice of Purchaser’s approval or disapproval, together with reasons for such disapproval, if applicable, within said ten (10) business-day period, then Purchaser shall be deemed conclusively to have approved such proposed allocation of the Capital Improvements

Contribution. Prior to commencing any Common Area Capital Improvements to be funded, in whole or in part, by the Capital Improvements Contribution, Seller shall deliver reasonably detailed plans and specifications for such Common Area Capital Improvements to Purchaser for Purchaser’s review and approval, such approval not to be unreasonably withheld conditioned or delayed. In this regard, Purchaser shall either approve or disapprove any such plans and specifications within ten (10) business days after Purchaser’s receipt of a written request for approval from Seller by providing written notice of Purchaser’s approval or disapproval, together with reasons for such disapproval, if applicable. If Purchaser shall fail to deliver written notice of Purchaser’s approval or disapproval, together with reasons for such disapproval, if applicable, within said ten (10) business-day period, then Purchaser shall be deemed conclusively to have approved such plans and specifications. Seller shall not be obligated to commence or complete any such Common Area Capital Improvements prior to Closing; provided, however, subject to matters of force majeure, Seller shall complete or cause to be completed any Common Area Capital Improvements in a lien-free manner within a period of nine (9) months after the date on which plans and specifications for such Common Area Capital Improvements are approved or deemed approved by Purchaser. The Ground Leases for the University Medical Park MOB Site shall include (i) a reservation for Seller’s benefit of a temporary license to enter upon the University Medical Park MOB Site and into the University Medical Park MOBs for the purpose of installing the Common Area Capital Improvements, and (ii) provisions (A) governing the completion of the same in a lien-free manner, (B) obligating Seller to use commercially reasonable efforts during its entry upon the University Medical Park MOB Site and into the University Medical Park MOBs to minimize interference with the operation of the University Medical Park MOBs and of the businesses of the occupants of the University Medical Park MOBs, and (C) containing customary and commercially reasonable indemnity and repair and restoration obligations on the part of Seller relating to the same. The terms and provisions in this Section 2.2(b) shall survive Closing indefinitely.
          (c) The Purchase Price shall be unconditionally and irrevocably paid by Purchaser as follows:
     (i) Deposit. Within three (3) days after the Agreement Date, Purchaser (and no other person or entity) shall deposit with The Title Company of North Carolina, at its offices located at 214 North Tryon Street, Suite 4110, Charlotte, North Carolina 28202 (the “Title Company”), in cash or Federal wire funds, the sum of Two Million and No/100 Dollars ($2,000,000.00) (the “Deposit”), which Deposit shall be held and disbursed by the Title Company in accordance with the terms and provisions of the Escrow Agreement attached hereto as Exhibit 2.2(c)(i) (the “Escrow Agreement”), which Escrow Agreement shall be executed by Seller, Purchaser and the Title Company concurrently with the execution of this Agreement. The Deposit shall be nonrefundable except as specifically provided herein, but shall be credited against the Purchase Price at Closing. The Deposit shall be deposited in a federally insured financial institution in an interest bearing account. All earned interest on the Deposit shall belong to the party entitled to receive the Deposit under this Agreement.
     (ii) Remainder of Purchase Price. Purchaser shall unconditionally and irrevocably pay to Seller the balance of the Purchase Price, with the Deposit being paid over directly to Seller by the Title Company, on the Closing Date in cash or by Federal wire funds. Such amounts shall be received by Seller no later than 2:00 p.m., Eastern Time, on the Closing Date, TIME BEING OF THE ESSENCE.
     (iii) Independent Consideration. Purchaser shall pay to Seller within five (5) days after the Agreement Date, the sum of One Thousand Dollars ($1,000.00) which shall be non-refundable independent consideration for Seller’s willingness to execute this Agreement (the

“Independent Consideration”). The Independent Consideration shall be applied to the payment of the Purchase Price; provided, however, if the sale of the Property does not close for any reason, the Independent Consideration shall be retained by Seller.
ARTICLE 3
REPRESENTATIONS, WARRANTIES, AND COVENANTS
     3.1 Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser, all of which are made as of the Agreement Date and shall be true and correct on the Closing Date, and all of which shall survive Closing for a period of six (6) months only (the “Survival Period”) (provided, however, the foregoing limitation on the period of survival of such representations and warranties shall not apply to any representations and warranties made by Seller pursuant to the Seller Closing Documents, the intent of the parties being that the terms, conditions and provisions of the Seller Closing Documents shall govern in such event):
          (a) Seller is duly organized, validly existing and, to the extent applicable, in good standing under the laws of the State of North Carolina (the “State”); is qualified to do business in, and, to the extent applicable, in good standing in, the State; and, subject to the condition set forth in Section 10.3 herein relative to the authority of CHF to execute and deliver this Agreement and to perform its obligations hereunder, has full power, authority, and legal right to execute and deliver, and to perform and observe the provisions of, this Agreement and the Seller Closing Documents, and otherwise carry out the transactions contemplated hereunder.
          (b) This Agreement and the Seller Closing Documents are, or will be when executed and delivered by Seller, legally binding on, and enforceable against, Seller in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, receivership and other similar laws affecting the rights and remedies of creditors generally, and by general principles of equity (whether applied by a court of law or equity). The execution by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not, and at the Closing will not, result in a breach of any of the terms or provisions of, or constitute a default or a condition which upon notice or lapse of time or both would ripen into a default under any indenture, agreement, instrument or obligation to which Seller is a party or, to Seller’s knowledge and belief, by which the Property or any portion thereof is bound, and does not, and at the Closing will not, to Seller’s knowledge and belief, constitute a violation of any law, order, rule or regulation applicable to Seller or any portion of the Property of any court or of any federal, state or municipal regulatory body or administrative agency or other governmental body having jurisdiction over Seller or any portion of the Property.
          (c) Exhibit 3.1(c) attached hereto constitutes a true and complete list, in all material respects, of (i) all leases and temporary occupancy agreements, licenses and the like with third-parties (i.e., other than Seller or Affiliates of Seller) encumbering the MOBs and the MOB Sites in existence as of the Agreement Date and to be assigned to Purchaser at Closing (the “Existing Third-Party Leases”), and (ii) all amendments and modifications to such Existing Third-Party Leases. For purposes of this Agreement, the Existing Third-Party Leases and the Existing Seller and Seller Affiliate Leases are referred to herein collectively from time to time as the “Existing Leases.” Seller either has delivered (i.e., by uploading the same to a website to which Purchaser has access or by delivering or causing to be delivered to Purchaser a hard copy of the same) or shall deliver to Purchaser a true and complete copy of the Existing Leases (including any amendments thereto), and other revenue generating agreements (such as antenna license agreements and vending agreements) relating to the MOBs. To Seller’s knowledge and belief, (y) there are no parties in possession of the Property other than tenants under the Existing Leases, and (z) except for Purchaser, no person or entity has the right to purchase or an option to purchase the Property. Each Existing Lease is in full force and effect (to Seller’s knowledge and belief) and has not been amended, modified or supplemented in any way that has not been disclosed on Exhibit 3.1(c) attached hereto. The Leases, if any furnished to Purchaser pursuant to this Agreement constitute all written and oral agreements of any kind for the leasing, rental or occupancy of any portion of the Property. To Seller’s knowledge and belief and except as set forth on Exhibit 3.1(m) attached hereto, (1) no default or breach on the part of landlord or tenant, if any, exists under any of the Leases, and (2) none will exist as of the Closing. Seller has not accepted the payment of rent or other sums due under any of the Leases for more than one (1) month in advance.
          (d) To Seller’s knowledge and belief, Seller has not received written notice from any Governmental Authority of: (i) any pending or threatened condemnation proceedings affecting the Property, or any part thereof; or (ii) any violations of any Zoning Requirements with respect to the Property, or any part thereof, which have not heretofore been cured.
          (e) Exhibit 2.1(b) attached hereto sets forth a list of all Contracts (other than leasing commission agreements) between Seller (or any managing agent on behalf of Seller) and third parties relating to the maintenance or operation of the Property. Seller either has delivered (i.e., by uploading the same to a website to which Purchaser has access or by delivering or causing to be delivered to Purchaser a hard copy of the same) or shall deliver to Purchaser a true and complete copy of the Contracts. To Seller’s knowledge and belief, and, except as set forth in this Section 3.1(e), at Closing there will be no incomplete construction projects affecting the Property, including, without limitation, Pineville Medical Plaza (Seller hereby representing, to Seller’s knowledge and belief, that all base building work for the Pineville Medical Plaza MOB pursuant to the PMP Construction Contract, other than the PMP MOB Improvements, including all base, core and shell work for the Pineville Medical Plaza MOB, has been fully completed as of the Agreement Date and that a temporary or permanent certificate(s) of occupancy for all such base building work (or its equivalent) has been issued to Seller by the applicable Governmental Authority) except for (i) tenant upfit work being performed by tenants under Existing Third-Party Leases or New Leases pursuant to design and construction contracts held by and in the name of such tenants, or (ii) Common Area Capital Improvements commenced by Seller prior to Closing pursuant to design and construction contracts held by and in the name of Seller. Additionally, Purchaser understands and acknowledges that Seller reserves the right, at Seller’s cost and expense, to install certain improvements in the Pineville Medical Plaza MOB, including, without limitation, causing certain doorframes located within the building connector attached to such MOB to be widened (collectively, the “PMP MOB Improvements”), pursuant to Seller’s existing contract governing the design and construction of the Pineville Medical Plaza MOB (the “PMP Construction Contract”). Prior to commencing any such PMP MOB Improvements, Seller shall deliver reasonably detailed plans and specifications for such PMP MOB Improvements to Purchaser for Purchaser’s review and approval, such approval not to be unreasonably withheld conditioned or delayed. In this regard, Purchaser shall either approve or disapprove any such plans and specifications within ten (10) business days after Purchaser’s receipt of a written request for approval from Seller by providing written notice of Purchaser’s approval or disapproval, together with reasons for such disapproval, if applicable. If Purchaser shall fail to deliver written notice of Purchaser’s approval or disapproval, together with reasons for such disapproval, if applicable, within said ten (10) business-day period, then Purchaser shall be deemed conclusively to have approved such plans and specifications. Seller shall not be obligated to commence or complete any such improvements prior to Closing, or to install any such improvements at all, provided that, subject to matters of force majeure, in the event Seller elects to install any such improvements, Seller shall complete or cause to be completed such improvements in a lien-free manner within a period of nine (9) months after the date the plans and specifications for such PMP MOB Improvements are approved or deemed approved by Purchaser. The Ground Leases for the Pineville Medical Plaza MOB Site shall include (i) a reservation for Seller’s benefit of a temporary license to enter upon the Pineville Medical Plaza MOB Site and into the Pineville Medical Plaza MOB for the purpose of installing such improvements, and (ii) provisions (A) governing the completion of the same in a lien-free manner, (B) obligating Seller to use commercially reasonable efforts during its entry upon the Pineville Medical Plaza MOB Site and into the Pineville Medical Plaza MOB to minimize interference with the operation of the Pineville Medical Plaza MOB and of the businesses of the occupants of the Pineville Medical Plaza MOB, and (C) containing customary and commercially reasonable indemnity and repair and restoration obligations on the part of Seller relating to the same. Notwithstanding any term or provision contained in this Agreement, however, Seller shall not assign to Purchaser and Purchaser shall not assume from Seller any design or construction contracts at Closing, including, without limitation, the PMP Construction Contract; provided, however, to the extent the same are assignable, Seller shall assign to Purchaser at Closing pursuant to the General Assignment and Bill of Sale attached hereto as Exhibit 10.2-C any contractor guaranties or warranties held by Seller and relating to the Pineville Medical Plaza MOB or any PMP MOB Improvements installed therein by or on behalf of Seller prior to Closing, including, without limitation, any contractor guaranties or warranties under the PMP Construction Contract for such improvements. Additionally, Seller shall assign to Purchaser after Closing any contractor guaranties or warranties held by Seller and relating to the Pineville Medical Plaza MOB or any PMP MOB Improvements installed therein by or on behalf of Seller after Closing, including, without limitation, any contractor guaranties or warranties under the PMP Construction Contract for such improvements. The terms and provisions in this Section 3.1(e) shall survive Closing indefinitely.
          (f) Exhibit 3.1(f) attached hereto sets forth a list of all leasing commission agreements between Seller (or any managing agent on behalf of Seller) and third parties existing as of the Agreement Date relating to the leasing of space at the Property pursuant to which leasing commissions may be due and owing (collectively, the “Existing Commission Agreements”). With respect particularly to the Existing Commission Agreement between Jones Lang LaSalle — Americas, LLC (“JLL”), and Mercy Health Services, Inc. (the “JLL Commission Agreement”), Seller and Purchaser acknowledge and agree that upon the full execution and delivery of the New Lease identified on Exhibit 3.3(e)(iii)-A attached hereto, Seller shall pay a portion of the leasing commission due and payable to JLL pursuant to the JLL Commission Agreement (the “JLL Commission”) in the amount of Forty Thousand Four Hundred Fifty-Nine and No/100 Dollars ($40,459.00), and Purchaser shall pay any additional portion of the JLL Commission pursuant to Section 3.4(a) herein. To Seller’s knowledge and belief and except for the JLL Commission, all leasing commissions due and owing under the Existing Commission Agreements as of the Agreement Date will have been fully funded by Seller as of the Closing Date. At Closing, Seller shall not assign to Purchaser and Purchaser shall not assume from Seller the Existing Commission Agreements other than the JLL Commission Agreement, which Purchaser shall assume from Seller at Closing pursuant to Section 3.4(a) herein.
          (g) To Seller’s knowledge and belief, Seller has received no written notice from any Governmental Authority of any Hazardous Conditions relating to the Property or of any other violation of any federal, state or local law, statute, regulation, order or ordinance.
          (h) Except as set forth on Exhibit 3.1(h) attached hereto, there is no pending litigation against Seller or to which Seller is a party relating to Seller’s ownership of the Property or any part thereof or which would prevent Seller from conveying the MOBs and the Personal Property or leasing the MOB Sites in accordance with this Agreement.
          (i) Exhibit 3.1(i) attached hereto is a true and complete list of all security deposits held by Seller under the Leases.

          (j) To Seller’s knowledge and belief, Seller is the current owner of fee simple title to the MOBs and the MOB Sites.
          (k) Seller is not a “foreign person” which would subject Purchaser to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.
          (l) Seller is not insolvent (as such term is defined in Section 101(32) of the United States Bankruptcy Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”)) and will not become insolvent as a result of entering into and consummating this Agreement or the transactions contemplated hereby (including, without limitation, the sale and/or ground lease of the Property, as applicable), nor are the transfers to be made hereunder or obligations incurred in connection herewith made or incurred by Seller with any intent to hinder, delay or defraud any creditors to which Seller is or becomes indebted. Seller acknowledges that it is receiving new, fair, and reasonably equivalent value in exchange for the transfers and obligations contemplated by this Agreement and affirmatively represents that neither its entry into this Agreement nor its consummation of the transactions contemplated hereby constitutes a fraudulent conveyance or preferential transfer under the Bankruptcy Code or any other federal, state or local laws affecting the rights of creditors generally.
          (m) Except as set forth on Exhibit 3.1(m) attached hereto, to Seller’s knowledge and belief, there currently are no (i) uncured tenant defaults existing under the terms of any of the Leases, (ii) uncured Seller defaults existing under the terms of any Leases of which Seller has been provided written notice and (iii) no rental delinquencies under the terms of the Leases.
          (n) At Purchaser’s sole cost and expense, beginning on the Agreement Date and continuing for a period of two (2) years following the Closing Date, Seller agrees, upon request of Purchaser, to cooperate and to use its good faith, commercially reasonable efforts to assist Purchaser in its efforts to obtain the issuance to Purchaser of audited financial statements of the Property, with an unqualified opinion of Purchaser’s or Seller’s independent auditors for the results of operations of the Property, together with any other financial statements or information that can reasonably be expected to be required by Purchaser to fully comply with Regulation S-X promulgated by the Securities and Exchange Commission. In furtherance of the foregoing, at Purchaser’s sole cost and expense, Seller agrees, without limitation, to grant access to all of Seller’s financial statements, records, information and data relating to the Property to Purchaser’s (or Seller’s, as the case may be) independent auditors and, at Purchaser’s sole cost and expense, hereby undertakes to provide such independent auditors with any customary management letters that such independent auditors might reasonably request in connection with its issuance to Purchaser of audited financial statements and an unqualified opinion for the results of operations of the Property.
          (o) To Seller’s knowledge and belief, all of the Study Materials (including property financial reports and data) delivered to Purchaser are true, complete and accurate in all material respects, and any property financial reports and data comprising a portion of the Study Materials were prepared in the normal course of Seller’s operation and are those used in the day-to-day operation of the Property.
          (p) To Seller’s knowledge and belief and except as set forth in Exhibit 3.1(p) attached hereto, all Existing TI Obligations will have been fully performed and funded by Seller as of the Closing Date.
     For purposes of this Agreement, all references to Seller’s knowledge, including, without limitation, the phrase “to Seller’s knowledge and belief,” shall be limited to the collective actual, personal knowledge of: (i) Mary Beth Kuzmanovich, Vice President — Facilities Management Group, (ii) Jeffrey Booker, Assistant Vice President — Real Estate Development, (iii) Ron Lordo, Assistant Vice President —

Real Estate Services (iv) Peggy Hey, Manager — Real Estate Development, and (v) Lisa Blouch Edwards, Leasing Manager, such individuals being the representatives of Seller responsible for the leasing and management of the MOBs and, therefore, most likely to have knowledge of the matters that are the subject of the foregoing representations and warranties. In no event shall Seller’s knowledge include any knowledge imputed to Seller by any other person or entity, unless actually known by one or more of the foregoing individuals. Further, the foregoing representations and warranties may not be relied upon by any person or entity other than Purchaser.
     Notwithstanding anything contained herein to the contrary, if any representation or warranty of Seller herein (other than those set forth in Sections 3.1(d) and 3.1(m) herein, which shall be governed by Sections 4.4(b) and 4.4(c) herein, respectively), although true as of the Agreement Date, is no longer true at Closing as a result of a matter, event or circumstance beyond Seller’s reasonable control, Purchaser may not consider same as an event of default hereunder; but rather, in such case, the provisions of this grammatical paragraph shall govern and control. In this regard, if, at or prior to Closing, either party obtains knowledge that any of Seller’s representations or warranties set forth above (other than those set forth in Sections 3.1(d) and 3.1(m) herein, which shall be governed by Sections 4.4(b) and 4.4(c) herein, respectively) relative to any MOB is untrue, inaccurate or incorrect in any material respect, such party shall give the other party written notice thereof within five (5) business days of obtaining such knowledge (but, in any event, prior to Closing). In such an event, Seller shall have the right to cure such misrepresentation or breach and shall be entitled, at Seller’s option, to a reasonable adjournment of Closing (not to exceed thirty (30) days), subject to the limitation relating to the Outside Closing Date set forth in Section 8.1 herein, for the purpose of effecting such cure. If Seller does not cure any such misrepresentation or breach, then Purchaser, as its sole remedy for any and all such untrue, inaccurate or incorrect material representations or warranties, shall elect either (i) to waive such misrepresentation or breach and consummate the transaction contemplated hereby without any reduction of or credit against the Purchase Price, or (ii) if, and only if, such misrepresentation or breach materially affects the value of one or more of the MOBs and/or materially impairs the use of one or more of the MOBs for medical office building purposes, to terminate this Agreement as to the MOB(s) affected by such misrepresentation or breach by written notice given to Seller, in which case the Purchase Price hereunder shall be reduced to exclude therefrom the portion of the Purchase Price allocated to such MOB(s) pursuant to Section 2.2(a) herein. Further, if this Agreement is terminated by written notice given as aforesaid, then Purchaser shall promptly either return the Study Materials relating to such MOB(s) to Seller or destroy all of the Study Materials relating to such MOB(s) (including all copies thereof) in the possession of Purchaser and its employees, agents, representatives and consultants and confirm such destruction in writing to Seller (at no cost to Seller in either such event). Additionally, in either such event, Purchaser shall also promptly deliver to Seller a true and complete copy of all Study Materials prepared by, for or on behalf of Purchaser relating to such MOB(s). The foregoing obligations of Purchaser shall survive the termination of this Agreement. Notwithstanding any provision herein to the contrary, in the event Closing occurs, Purchaser hereby expressly waives, relinquishes and releases (a) any right or remedy available to it under this Agreement, and (b) any right or remedy available to it at law, in equity, or otherwise, to make a claim against Seller for damages that Purchaser may incur, or to rescind this Agreement and the transaction contemplated hereby, as the result of any of Seller’s representations or warranties being untrue, inaccurate or incorrect if Purchaser knew or is deemed to have known that such representation or warranty was untrue, inaccurate or incorrect at the time of Closing. Purchaser shall be deemed to know of any matter contained in any document, report or other writing forwarded to or received by Purchaser at least three (3) business days prior to Closing. Seller shall deliver to Purchaser at Closing a certificate in the form attached hereto as Exhibit 3.1 (the “Closing Certificate”) wherein Seller shall confirm that the representations and warranties set forth in this Section 3.1 are true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date, subject to the terms and provisions in this Section 3.1 (including, without limitation, Seller’s right to cure any materially untrue, inaccurate or incorrect representation or warranty and Purchaser’s waiver of certain of Seller’s representations and warranties pursuant to this Section 3.1). If, after Closing, Purchaser discovers that any of the representations or warranties of Seller set forth above relative to any MOB is untrue, inaccurate or incorrect in any material respect, then Purchaser may bring a claim for damages during the Survival Period for said misrepresentation or breach, provided that in no event shall Seller be liable to Purchaser for damages hereunder in an aggregate amount in excess of the portion of the Purchase Price allocated to the relevant MOB(s) pursuant to Section 2.2(a) herein. Additionally, Purchaser acknowledges that Purchaser shall have no remedy for any misrepresentation or breach by Seller relative to any of the representations or warranties of Seller set forth above for claim(s) with respect to which Purchaser initiates a legal proceeding after the expiration of the Survival Period. The provisions of this grammatical paragraph shall survive Closing and/or any termination of this Agreement.
     3.2 Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties to Seller, all of which are made as of the Agreement Date and shall be true and correct on the Closing Date, and, except as otherwise provided herein, all of which shall survive Closing for a period of six (6) months only (provided, however, the foregoing limitation on the period of survival of such representations and warranties shall not apply to any representations and warranties made by Purchaser pursuant to the Purchaser Closing Documents, the intent of the parties being that the terms, conditions and provisions of the Purchaser Closing Documents shall govern in such event):
          (a) Purchaser is duly formed, validly existing and, to the extent applicable, in good standing under the laws of the state of its organization/formation; is, or will be on the Closing Date, duly qualified and authorized to do business in the State, to the extent such qualification is required to perform its obligations hereunder or under any other documents to be executed by Purchaser hereunder; and has, or will have on the Closing Date, full power, authority, and legal right to execute and deliver and to perform and observe the provisions of this Agreement and the Purchaser Closing Documents and otherwise carry out the transactions contemplated hereunder.
          (b) No consent, approval or other authorization of, or registration, declaration or filing with, any governmental authority is required for the due execution and delivery of this Agreement, or for the performance by or the validity or enforceability thereof against Purchaser.
          (c) This Agreement and the Purchaser Closing Documents are, or will be when executed and delivered by Purchaser, legally binding on, and enforceable against, Purchaser in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, receivership and other similar laws affecting the rights and remedies of creditors generally, and by general principles of equity (whether applied by a court of law or equity). The execution by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby do not, and at the Closing will not, result in a breach of any of the terms or provisions of, or constitute a default or a condition which upon notice or lapse of time or both would ripen into a default under any indenture, agreement, instrument or obligation to which Purchaser is a party, and does not, and at the Closing will not, to Purchaser’s knowledge and belief, constitute a violation of any law, order, rule or regulation applicable to Purchaser of any court or of any federal, state or municipal regulatory body or administrative agency or other governmental body having jurisdiction over Purchaser.
          (d) Purchaser is not insolvent (as such term is defined in Section 101(32) of the Bankruptcy Code) and will not become insolvent as a result of entering into and consummating this Agreement or the transactions contemplated hereby (including, without limitation, the purchase of the Property), nor are the transfers to be made hereunder or obligations incurred in connection herewith made or incurred by Purchaser with any intent to hinder, delay or defraud any creditors to which Purchaser is or becomes indebted. Purchaser acknowledges that it is receiving new, fair, and reasonably equivalent value in exchange for the transfers and obligations contemplated by this Agreement and affirmatively represents that neither its entry into this Agreement nor its consummation of the transactions contemplated hereby constitutes a fraudulent conveyance or preferential transfer under the Bankruptcy Code or any other federal, state or local laws affecting the rights of creditors generally.
          (e) There are no actions, proceedings or investigations or tax audits pending or, to Purchaser’s knowledge, threatened, against or affecting Purchaser, seeking to enjoin, challenge or collect damages in connection with the transactions contemplated hereunder or under the Purchaser Closing Documents or which could reasonably be expected to materially and adversely affect the financial condition of Purchaser or the ability of Purchaser to carry out the transactions contemplated hereunder or thereunder.
          (f) The sources of funds for payment by Purchaser of the Purchase Price are not sources of funds which are subject to 18 U.S.C. §§ 1956-1957 (Laundering of Money Instruments), 18 U.S.C. §§ 981-986 (Federal Asset Forfeiture), 21 U.S.C. § 881 (Drug Property Seizure), Executive Order November 13224 on Terrorism Financing, effective September 24, 2001 (“Executive Order 13224”), or the United and Strengthening America by Providing Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (the “USA Patriot Act”).
          (g) Purchaser is not, and will not become, a person or entity with whom U.S. persons are restricted from doing business with under regulations of the Office of Foreign Asset Contract (the “OFAC”) of the Department of Treasury (including those named on the OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including Executive Order 13224), the USA Patriot Act, or any other governmental action.
          (h) Purchaser is not acquiring the Property with the assets of an employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974.
Notwithstanding anything to the contrary contained herein, the representations and warranties of Purchaser contained in Sections 3.2(f) through 3.2(h) herein shall survive Closing indefinitely.
     3.3 Additional Obligations, Covenants, and Agreements of Seller.
          (a) Seller agrees to give full, complete, and actual possession of the Property to Purchaser on the Closing Date, subject only to the terms and provisions of the Ground Leases, the rights of tenants under the Leases and the Permitted Exceptions. Seller agrees to cooperate fully with Purchaser to assure that the transfer of possession of the Property takes place with as little disruption as practicable to the normal operation of the Property. In this regard, Seller and Purchaser shall execute and deliver to the Closing Agent, for further delivery by Purchaser to all tenants under the Leases, a sufficient number of copies of the form Notice to Tenant attached hereto as Exhibit 3.3(a).
          (b) All of the Contracts shall be assigned to and assumed by Purchaser at Closing (to the extent assignable). If any third-party consent is required as a condition to the effective assignment of a particular Contract to Purchaser, Seller shall use its good faith, commercially reasonable efforts to secure such consent prior to Closing.
          (c) On the Closing Date, Seller shall turn over to Purchaser (either directly or by leaving the same at the Property) executed originals (or true copies if Seller does not possess the originals) of each Lease. Purchaser shall permit Seller to have access to the original or a copy of the Leases at all reasonable times upon advance notice for the purposes of, without limitation, inspecting and making a copy of the same. Purchaser’s obligations under this Section 3.3(c) shall survive Closing for a period equal to the term of the Ground Lease relating to the relevant MOB Site.

          (d) Subject to Purchaser’s satisfaction of and compliance with the conditions set forth in Section 4.2 herein, Seller shall permit Purchaser, and its agents, representatives, and contractors, to have reasonable access to the Property to conduct Inspections during normal business hours from and after the Agreement Date through the Closing Date, subject to the rights of tenants under the Leases and provided that, if Seller desires, a representative of Seller shall accompany Purchaser and its agents, representatives, and contractors onto the Property for all Inspections. In addition, subject to the conditions set forth in Section 4.2 herein, Seller either has delivered (i.e., by uploading the same to a website to which Purchaser has access or by delivering or causing to be delivered to Purchaser a hard copy of the same) or shall deliver to Purchaser all Study Materials in Seller’s possession or control. In that regard, Purchaser, by its execution and delivery of this Agreement, acknowledges that it has received Study Materials from the Broker prior to the Agreement Date.
          (e) The following terms and provisions shall apply from the Agreement Date and until the Closing relative to the execution and delivery of new leases of space relative to the Property (collectively, “New Leases”) and instruments modifying Existing Leases (collectively, the “Modifications”):
     (i) At Closing, any and all Existing Leases between Seller and Affiliates of Seller (collectively, the “Existing Seller and Seller Affiliate Leases”) shall be terminated, and Purchaser shall enter into New Leases with Seller and/or Affiliates of Seller, as applicable, for the space covered by such Existing Leases as well as any such additional space set forth on Exhibit 3.3(e)(i)-A attached hereto. Each such New Lease with Seller and/or Affiliates of Seller, as applicable, (a) shall be on the economic terms and provisions (which include rental rates, termination rights, length of term, rent commencement date, renewal rights, expansion rights and other business terms and provisions) set forth on Exhibit 3.3(e)(i)-A attached hereto, and (b) shall be drafted based on the form space lease agreement attached hereto as Exhibit 3.3(e)(i)-B (the New Leases described in this Section 3.3(e)(i) being referred to herein collectively as the “New Seller and Seller Affiliate Leases”).
     (ii) From and after the Agreement Date and prior to the Closing, Seller (as landlord) shall be entitled to enter into Modifications, without seeking or obtaining any consent or approval of Purchaser, provided such Modifications are expressly required by and provided for in any Existing Lease (other than Existing Seller and Seller Affiliate Leases).
     (iii) From and after the Agreement Date and prior to the Closing, Seller (as landlord) shall be entitled to enter into New Leases with third parties who are not Affiliates of Seller and Modifications on the terms and provisions contained in the leases attached hereto as Exhibits 3.3(e)(iii)-A through 3.3(e)(iii)-G attached hereto. In the event the economic terms and provisions (which include rentable square footage of the premises, rental rates, termination rights, length of term, rent commencement date, renewal rights, expansion rights, tenant improvement allowances, leasing commissions, operating expense recovery mechanisms and other business terms and provisions) agreed upon by Seller and the tenant to be incorporated into any such New Lease or Modification shall deviate in any respect from the economic terms and provisions contained in the leases and modifications attached hereto as Exhibits 3.3(e)(iii)-A through 3.3(e)(iii)-C, Seller shall obtain the prior written consent of Purchaser to such different economic terms and provisions, which consent shall be in Purchaser’s sole discretion. Otherwise, in the event any terms and provisions other than such economic terms and provisions agreed upon by Seller and the tenant to be incorporated into any such New Lease or Modification shall deviate in any material respect from the terms and provisions contained in the leases and modifications attached hereto as Exhibits 3.3(e)(iii)-A through 3.3(e)(iii)-C, Seller shall obtain the prior written of Purchaser to such materially different terms and provisions, such consent not to be unreasonably withheld, conditioned or delayed. Additionally, in the event any terms and provisions agreed upon by Seller and the tenant to be incorporated into any such New Lease or Modification shall deviate in any material respect from the terms and provisions contained in the leases and modifications attached hereto as Exhibits 3.3(e)(iii)-D through 3.3(e)(iii)-G, Seller shall obtain the prior written consent of Purchaser to such materially different terms and provisions, such consent not to be unreasonably withheld, conditioned or delayed. For this purpose, any change in the economic terms and provisions (which include rentable square footage of the premises, rental rates, termination rights, length of term, rent commencement date, renewal rights, expansion rights, tenant improvement allowances, leasing commissions, operating expense recovery mechanisms and other business terms and provisions) of the leases and modifications attached hereto as Exhibits 3.3(e)(iii)-D through 3.3(e)(iii)-G shall be deemed “material.” In the event Purchaser’s approval is required for any deviation from agreed-upon terms and provisions pursuant to this Section 3.3(e)(iii), Purchaser shall deliver its approval or disapproval within five (5) business days after Purchaser’s receipt of a written request for approval from Seller by providing written notice of Purchaser’s approval or disapproval of the same, together with reasons for such disapproval, if applicable. If Purchaser shall fail to deliver written notice of Purchaser’s approval or disapproval, together with reasons for such disapproval, if applicable, within said five (5) business-day period, then Purchaser shall be deemed conclusively to have approved such deviation from agreed-upon terms and provisions. In the event any of the leases attached hereto as Exhibits 3.3(e)(iii)-A through 3.3(e)(iii)-G is not executed prior to Closing, Purchaser shall use diligent, good faith efforts from and after Closing to continue to negotiate and finalize the same and to cause the same to be executed as expeditiously as practicable after Closing, subject to reasonable negotiations between the relevant tenant(s) and Purchaser.
     (iv) From and after the Agreement Date and prior to the Closing, Seller (as landlord) shall be entitled to enter into other New Leases and Modifications (i.e., other than New Leases and Modifications that are encompassed by the provisions in Sections 3.3(e)(i) through 3.3(e)(iii) herein), with the prior written consent of Purchaser, such consent not to be unreasonably withheld, conditioned or delayed and, provided that, as to New Leases, such New Leases are drafted based on the form space lease agreement attached hereto as Exhibit 3.3(e)(iv). In this regard, Purchaser shall either approve or disapprove any such New Lease or Modification within five (5) business days after Purchaser’s receipt of a written request for such approval from Seller by providing written notice of Purchaser’s approval or disapproval, together with reasons for such disapproval, if applicable. If Purchaser shall fail to deliver written notice of Purchaser’s approval or disapproval, together with reasons for such disapproval, if applicable, within said five (5) business-day period, then Purchaser shall be deemed conclusively to have approved such New Lease or Modification.
          (f) Seller (with respect to the period from the Agreement Date until the Closing Date) and Purchaser (during the period from the Closing Date until the expiration of the Master Lease Period) each shall diligently and in good faith pursue the leasing of Vacant Space at the MOB located at 10650 Park Road, Charlotte, North Carolina, and commonly known as “Pineville Medical Plaza” (“Pineville Medical Plaza”). The following terms and provisions shall apply with respect thereto:
     (i) As used herein, the following terms shall have the following respective meanings:
     (A) “Annual Rental Value” shall mean Seventeen and 40/100 Dollars ($17.40) per square foot of rentable space in the Master Lease Premises, together with the proportionate share of annual Operating Expenses, as such term is defined in the form space lease agreement attached hereto as Exhibit 3.3(e)(i)-B, for Pineville Medical Plaza attributable to the Master Lease Premises, which proportionate share shall be a fraction, the numerator of which shall be the number of rentable square feet of space contained in the Master Lease Premises and the denominator of which shall be the number of rentable square feet of space contained in Pineville Medical Plaza.
     (B) “HRT Vacant Space” shall refer to a portion of the Vacant Space comprising as of the Agreement Date 13,460 square feet of rentable space, which amount of square feet of rentable space shall be subject to change pursuant to this Section 3.3(f).
     (C) “Master Lease Period” shall mean the ten (10) year period commencing on January 1, 2009.
     (D) “Master Lease Premises” shall refer, as of the Agreement Date, to 41,094 square feet of the Vacant Space.
     (E) “Qualifying Leases” shall refer to (1) New Leases that are entered into by Seller and Modifications to New Leases that are entered into by Seller to expand the space occupied by tenants under such New Leases (in either case during the period prior to Closing) pursuant to Sections 3.3(e)(iii) and 3.3(e)(iv) herein and (2) leases that are entered into by Purchaser or modifications to leases entered into by Purchaser to expand the space occupied by tenants under such leases (in either case, during the period after Closing and prior to the expiration of the Master Lease Period) relative to Vacant Space.
     (F) “Rent Commencement Date” shall mean the date on which a tenant under a Qualifying Lease shall commence the payment of rent in accordance with its Qualifying Lease.
     (G) “Vacant Space” shall refer to rentable space in Pineville Medical Plaza with respect to which, as of a given date, Qualifying Leases have not been executed and delivered by the parties thereto; provided, however, the 50,737 square feet of rentable space in Pineville Medical Plaza for which New Seller and Seller Affiliate Leases are to be executed by Seller and Purchaser at Closing as contemplated in Section 3.3(e)(i) herein and Exhibit 3.3(e)(i) attached hereto shall not be deemed to be part of the Vacant Space.
     (ii) With respect to any Qualifying Lease of Vacant Space that is entered into with: (a) Seller or an Affiliate of Seller, as tenant (but excluding New Seller and Seller Affiliate Leases to be executed by Seller or Affiliates of Seller and Purchaser at Closing as contemplated in Section 3.3(e)(i) herein and Exhibit 3.3(e)(i) attached hereto), or (b) (1) the prospective tenants identified in Exhibits 3.3(e)(iii)-A through 3.3(e)(iii)-C attached hereto and (2) the following prospective tenants: (w) Surgical Specialists of Charlotte, P.A., (x) Piedmont Endocrinology Center, Inc., (y) Carolina Digestive Health Associates, P.A., and (z) Metrolina Neurological Associates, P.A. (or Affiliates of the prospective tenants identified in the foregoing clauses (b)(1) and (b)(2)), all of such space shall be immediately and permanently removed (on a square foot-for-square foot basis) from the definition of Master Lease Premises for all purposes hereunder on the applicable date referenced in clause (A) or (B), as the case may be, in Section 3.3(f)(v) herein.
     (iii) Subject to the terms and provisions in this Section 3.3(f)(iii), with respect to any Qualifying Lease of Vacant Space that is entered into (A) by Purchaser with any tenant other than the tenants listed in clauses (a) and (b) in Section 3.3(f)(ii) herein, and (B) by Seller pursuant to Section 3.3(e)(iv) herein, square footage equal to one-half (1/2) of the Vacant Space covered by such Qualifying Lease shall be immediately and permanently removed from the definition of both HRT Vacant Space and Master Lease Premises for all purposes hereunder on the applicable date referenced in clause (B) in Section 3.3(f)(v) herein. Additionally, at such time as there is no HRT Vacant Space remaining, after applying the foregoing provisions of this Section 3.3(f)(iii), with respect to any Qualifying Lease of Vacant Space that is entered into pursuant to the foregoing clauses (A) and (B) in this Section 3.3(f)(iii) from and after such date, all of the space covered by such Qualifying Lease shall be immediately and permanently removed (on a square foot-for-square foot basis) from the definition of Master Lease Premises for all purposes hereunder on the applicable date referenced in clause (B) in Section 3.3(f)(v) herein.
     (iv) Other than such leasing commissions that are or may be due and payable by Seller pursuant to the Existing Commission Agreements, Purchaser shall pay (or, if previously paid by Seller, reimburse Seller for) all leasing commissions payable with respect to any Qualifying Lease. Further, Purchaser shall pay for (or, if previously paid by Seller, reimburse Seller for) and perform all tenant upfit work and/or pay for (or, if previously paid by Seller, reimburse Seller for) all tenant allowances required or provided under any Qualifying Lease.
     (v) Seller and Purchaser agree that relative to any portion of the Master Lease Premises, for the period commencing on the Closing Date through the earlier to occur of: (A) relative to a Qualifying Lease with the prospective tenants identified in Exhibits 3.3(e)(iii)-A and 3.3(e)(iii)-C attached hereto, the date a Qualifying Lease for such portion of the Master Lease Premises has been executed and delivered by the relevant tenant, (B) relative to a Qualifying Lease with all other tenants referenced in Sections 3.3(f)(ii) and 3.3(f)(iii) herein, the Rent Commencement Date under such Qualifying Lease for such portion of the Master Lease Premises, or (C) the last day of the Master Lease Period, Seller shall be responsible for the payment to Purchaser in arrears of a monthly rental installment within ten (10) days after Seller’s receipt from Purchaser or Purchaser’s agent of a written invoice therefor. Each such invoice shall contain or attach reasonable supporting evidence of Purchaser’s calculation of such monthly rental installment using a per diem rental amount equal to 1/365 of one hundred percent (100%) of the Annual Rental Value of such portion of the Master Lease Premises. Notwithstanding any term or provision in this Section 3.3(f)(v) to the contrary, in the event the Rent Commencement Date under any Qualifying Lease described in clause (B) above in this Section 3.3(f)(v) shall be materially delayed as a result of a failure by Purchaser to timely perform its obligations as landlord under any such Qualifying Lease, then Seller’s obligation to pay a monthly rental installment for the portion of the Master Lease Premises covered by such Qualifying Lease shall abate entirely during the period of any such delay.
     (vi) The terms and provisions in this Section 3.3(f) shall survive Closing indefinitely.
          (g) Seller agrees that from and after the Agreement Date to the Closing Date, Seller will: (i) at its expense, maintain its usual maintenance program for the Property, reasonable wear and tear and damage by fire or other casualty excepted, it being understood, however, that the Property is being sold in an “AS-IS” condition as provided in Section 6.2 herein; (ii) continue to perform in all material respects its obligations as landlord under the Leases; and (iii) maintain in full force and effect a “special form” casualty insurance policy for the Property and all improvements thereon and a standard liability insurance policy for the Property, both in substantially the same form as that currently maintained.
          (h) On the Closing Date, Seller shall execute and deliver to the Title Company or other party mutually agreed to by Purchaser and Seller (the “Closing Agent”) the documents, affidavits, certificates, and other instruments identified on Exhibit 3.3(h) attached hereto (collectively, the “Seller Closing Documents”).

          (i) Seller and Purchaser hereby acknowledge that a subdivision may be required pursuant to applicable law in connection with Seller’s conveyance of a leasehold interest to Purchaser in the MOB Sites having the following addresses: (1) 704 Gold Hill Road, Fort Mill, SC; (2) 101 East W.T. Harris Boulevard, Charlotte, NC; (3) 4525 Cameron Valley Parkway, Charlotte, NC; (4) 10545 Blair Road, Mint Hill, NC, and (5) 1350 South Kings Drive, Charlotte, NC 28207. In this regard, Seller shall use good faith, diligent efforts to cause any MOB Sites required to be subdivided pursuant to applicable law to be properly subdivided in compliance with such applicable law at Seller’s sole cost (including, without limitation, any capital costs and impact fees incurred by Seller in connection with Seller’s fulfillment of any requirements imposed on Seller by Governmental Authorities as a condition to such subdivision; provided, however, the term “good faith, diligent efforts” shall not be construed to require Seller to expend, relative to the MOB Site listed in the foregoing clause (2), in excess of one percent (1%) of the Purchase Price allocable to such MOB Site pursuant to Section 2.2(a) herein), and it shall be a condition precedent to Purchaser’s obligations to close the transaction contemplated in this Agreement as to the MOBs located on the MOB Sites for which a subdivision is required pursuant to applicable law that all necessary approvals respecting such subdivision shall be obtained and shall be final and nonappealable prior to or as of Closing. In the event this condition is not satisfied prior to Closing and subject to the terms and provisions in Section 11.2 herein, (i) Purchaser shall be required to close on the purchase of only the MOBs located on the MOB Sites that do not require subdivision or for which Seller has obtained a subdivision, and (ii) the Deposit shall be pro-rated according to the proportion the amount of the Purchase Price allocable to such MOBs pursuant to Section 2.2(a) herein bears to the total Purchase Price to be paid hereunder, and such pro-rata portion of the Deposit shall be credited against the portion of the Purchase Price to be paid by Purchaser at the Closing of such purchase. With respect to the MOB Site(s) for which a subdivision is required pursuant to applicable law and for which Seller is unable to obtain a subdivision prior to the Closing Date, Purchaser and Seller shall not be required to close on the purchase and sale of the MOB(s) located thereon, and, unless this Agreement has then been properly terminated in accordance with its terms, Seller shall continue to use good faith, diligent efforts from and after the Closing Date to cause such MOB Site(s) to be properly subdivided in compliance with applicable law, subject to the terms in this Section 3.3(i). In the event the subdivision for any or all of such MOB Site(s) is obtained thereafter, the Closing for such MOB(s) shall occur on the date that is thirty (30) days after the date on which Seller obtains such subdivision, all on the same terms and conditions set forth for the Closing under this Agreement, except that (y) the remaining portion of the Deposit shall be pro-rated according to the proportion the amount of the Purchase Price allocable to such MOB(s) pursuant to Section 2.2(a) herein bears to the total remaining Purchase Price to be paid hereunder, and such pro-rata portion of the Deposit shall be credited against the portion of the Purchase Price to be paid by Purchaser at the Closing of such purchase, and (z) Purchaser shall be required to pay at the Closing of such purchase the amount of the Purchase Price allocable to such MOB(s) pursuant to Section 2.2(a) herein. Notwithstanding any term or provision herein to the contrary, in the event the subdivision for any or all of such MOB Site(s) is not obtained on or before the date that is nine (9) months after the original Closing Date, despite Seller’s good faith, diligent efforts, Purchaser and Seller each shall be entitled to terminate this Agreement as to the MOB(s) located on such MOB Site(s) by so notifying the other party in writing, whereupon this Agreement shall be null and void and of no further force and effect as to such MOB(s), except for the Indemnification Obligations and any other obligations that expressly survive the termination of this Agreement. Further, if this Agreement is terminated by written notice given as aforesaid, then Purchaser shall promptly either return the Study Materials relating to such MOB(s) to Seller or destroy all of the Study Materials relating to such MOB(s) (including all copies thereof) in the possession of Purchaser and its employees, agents, representatives and consultants and confirm such destruction in writing to Seller (at no cost to Seller in either such event). Additionally, in either such event, Purchaser shall also promptly deliver to Seller a true and complete copy of all Study Materials relating to such MOB(s) prepared by, for or on behalf of Purchaser. The foregoing obligations of Purchaser shall survive the termination of this Agreement. The Deposit shall be pro-rated according to the proportion the amount of the Purchase Price allocable to such MOB(s) pursuant to Section 2.2(a)

herein bears to the total Purchase Price to be paid hereunder, and the Title Company shall return such portion of the Deposit to Purchaser within five (5) days after receipt from Purchaser of written confirmation that Purchaser has fully complied with all of the requirements imposed on Purchaser under the foregoing provisions in this Section 3.3(i).
          (j) From and after the Agreement Date and until the Closing Date, Seller shall not enter into any new Contracts relative to the Property without first obtaining the written consent of Purchaser thereto, which consent shall not be unreasonably withheld, conditioned or delayed. Purchaser shall give Seller its written response (giving specific reasons for any disapproval) to any request for Purchaser’s consent to a new Contract within five (5) business days of receipt of such request, and Purchaser’s failure to provide such written response within such five (5) business day period conclusively shall be deemed to be Purchaser’s consent to such new Contract.
     3.4 Additional Obligations, Covenants, and Agreements of Purchaser.
          (a) Provided that Closing occurs, Purchaser shall pay (or, if previously paid by Seller, reimburse Seller for) (i) all leasing commissions payable with respect to any New Leases or Modifications with third-parties other than Seller or Affiliates of Seller entered into by Seller from the Agreement Date to the Closing Date, and (ii) any portion of the JLL Commission other than the portion required to be paid by Seller pursuant to Section 3.1(f) herein (collectively, the “Future Commission Obligations”). In this regard, at Closing, Seller shall assign to Purchaser and Purchaser shall assume from Seller the rights and obligations of Seller under the JLL Commission Agreement. Further, Purchaser shall pay for (or, if previously paid by Seller, reimburse Seller for) and perform all tenant upfit work and/or pay (or, if previously paid by Seller, reimburse Seller for) all tenant allowances required or provided under any New Leases or Modifications with third-parties other than Seller or Affiliates of Seller (except for New Seller and Seller Affiliate Leases to be signed at Closing pursuant to Section 3.3(e)(i) herein) entered into by Seller from the Agreement Date to the Closing Date. Other than the Future Commission Obligations, Seller shall pay all leasing commissions payable with respect to any Existing Leases. The provisions of this Section 3.4(a) shall survive Closing indefinitely.
          (b) On the Closing Date, Purchaser shall execute and deliver to the Closing Agent the documents, affidavits, certificates, and other instruments identified on Exhibit 3.4(b) attached hereto (collectively, the “Purchaser Closing Documents”).
ARTICLE 4
STUDY PERIOD; PURCHASER’S INSPECTIONS
     4.1 Study Period. For a period of forty-five (45) days after the Agreement Date (the “Study Period,” which shall expire at 11:59 p.m. Eastern Time on December 19, 2008), and subject to Purchaser’s satisfaction of the conditions set forth in Section 4.2 herein, Purchaser shall have the right, at its sole cost and expense, to inspect and review the Property, the physical and environmental condition thereof, and such other information as it may desire concerning the Property, including, without limitation, obtaining an engineering report and a so-called “Phase I” environmental report on the Property, inspecting Seller’s books and records relating to the Property, inspecting Seller’s accounting information regarding cash flow, billing and real estate taxes, obtaining the approval of Purchaser’s corporate management of the transaction contemplated herein and conducting such other investigations of the Property as Purchaser deems necessary, subject to the terms and provisions of this Agreement (collectively, the “Inspections”). Notwithstanding anything contained herein to the contrary, however, (i) Purchaser shall not conduct any environmental studies of the Property more extensive than a “Phase I” level review without first obtaining Seller’s prior written consent, which may be given or withheld in Seller’s sole and absolute discretion, and (ii) Purchaser shall satisfy itself prior to the Agreement Date with regard to any and all tax implications (including, without limitation, ad valorem tax implications) associated with a change in the ownership of the Property (or any portion thereof) from a non-profit entity to a for-profit entity. If Purchaser shall, for any reason in Purchaser’s sole discretion, judgment and opinion, disapprove or be dissatisfied with any aspect of the Property, then Purchaser shall be entitled to terminate this Agreement by giving written notice thereof to Seller and the Title Company on or before the expiration of the Study Period. Further, if this Agreement is terminated by written notice given as aforesaid, then Purchaser shall promptly either return the Study Materials to Seller or destroy all of the Study Materials (including all copies thereof) in the possession of Purchaser and its employees, agents, representatives and consultants and confirm such destruction in writing to Seller (at no cost to Seller in either such event). Additionally, in either such event, Purchaser shall also promptly deliver to Seller a true and complete copy of all Study Materials prepared by, for or on behalf of Purchaser. The foregoing obligations of Purchaser shall survive the termination of this Agreement. The Title Company shall return the Deposit to Purchaser within five (5) days after receipt from Purchaser of written confirmation that Purchaser has fully complied with all of the requirements imposed on Purchaser under the foregoing provisions in this Section 4.1, and Seller and Purchaser shall have no further rights, obligations or liabilities to each other hereunder, except for the Indemnification Obligations and any other obligations that expressly survive the termination of this Agreement. If Purchaser fails to terminate this Agreement in the manner and within the time period set forth above, then Purchaser shall be deemed to have waived the contingencies set forth in this Section 4.1, the Deposit shall thereafter be non-refundable (except in accordance with the terms of this Agreement), and this Agreement shall remain in full force and effect. It is understood and agreed by Purchaser that the time period specified in this Section 4.1 is of the essence.
     4.2 Conditions of Conducting the Inspections. Purchaser’s right to conduct the Inspections on, at or otherwise with respect to the Property prior to the Closing Date shall be subject to Purchaser’s continuing compliance with each and all of the following conditions: (i) all such Inspections shall be conducted in a manner that is not disruptive to tenants or other temporary occupants at the Property; (ii) any contact or communication with any tenants (present or prospective) of the Property or their home office(s) shall be made only after obtaining Seller’s consent (which shall not be unreasonably withheld, delayed or denied); and, in the event such consent is granted, such contact or communication shall be limited to matters concerning the operation of the office building or the respective tenant’s lease, and in all cases, such contacts and communications shall be made in a professional and confidential manner; (iii) Purchaser shall at all times strictly comply with all laws, ordinances, rules, and regulations applicable to the Property and shall not engage in any activities that would violate permits, licenses, or environmental, wetlands or other regulations pertaining to the Property; (iv) promptly after entry onto the Property, Purchaser shall restore or repair, to Seller’s reasonable satisfaction, any damage thereto caused by or otherwise arising from any act or omission by Purchaser, its agents, representatives or contractors; (v) neither Purchaser nor its agents, representatives or contractors shall engage in any activities that would cause Seller’s rights, title, interests or obligations in or relating to the Property to be adversely affected in any way, including, without limitation, the assertion of any mechanic’s liens, and Purchaser shall, without limitation, promptly remove and bond over any liens, claims of liens or other matters affecting the Property which are caused by the acts or omissions of Purchaser, its agents, representatives or contractors; (vi) Purchaser shall bear all costs and expenses of its due diligence with respect to the Property, and Seller shall have no obligation to pay for and/or reimburse Purchaser for any of such costs and expenses, whether or not the sale and/or ground lease of the Property, as applicable, pursuant to this Agreement actually closes; and (vii) Purchaser and its agents, representatives or contractors shall comply with the terms and provisions in Section 3.3(d) herein in connection with entries onto the Property to conduct Inspections (including inviting and allowing Seller or a representative of Seller to accompany Purchaser and its agents, representatives, and contractors onto the Property for all Inspections).

     4.3 Indemnification. Purchaser, at its sole cost and expense, shall defend (through counsel reasonably approved by Seller), indemnify, and hold Seller harmless from and against all injury, liability or damage, whether to person or property, arising from any entry onto the Property by Purchaser, its agents, representatives or contractors, Purchaser’s inspection of the Property pursuant to this Article 4, or a violation by Purchaser or its agents, employees or contractors of any of the provisions of this Article 4. This Article 4 shall survive indefinitely Closing or the termination of this Agreement for any reason and shall be in addition to other obligations of Purchaser under Section 9.2 herein.
     4.4 Limited Termination Rights. In addition to the termination rights available to Seller and Purchaser pursuant to Section 11.2 herein, in the event of a Material Casualty Damage, a Material Condemnation, a Material Zoning Requirements Change, and/or a Material Tenant Lease Default, the following rights shall be available to the parties:
          (a) Material Casualty Damage Prior to Closing. In the event Material Casualty Damage affects any of the MOBs prior to Closing, the following terms and provisions shall apply:
     (i) As used herein, the term “Material Casualty Damage” shall mean any damage or destruction caused by fire or any other casualty event or occurrence affecting an MOB if the cost of repairing and remedying such damage or destruction would exceed twenty-five percent (25%) of the portion of the Purchase Price allocated to such MOB pursuant to Section 2.2(a) herein. If damage or destruction caused by fire or any other casualty event or occurrence occurs prior to Closing and if Seller and Purchaser disagree as to whether the damage or destruction constitutes Material Casualty Damage, then the determination of whether the damage and destruction constitutes Material Casualty Damage shall be conclusively resolved and determined (using the standard set forth above in this Section 4.4(a)(i)) by a general contractor who is mutually satisfactory to both Purchaser and Seller and who is a licensed general contractor in the State. In the event Purchaser and Seller are not able to reach agreement on a single general contractor to make such determination, Seller and Purchaser each shall appoint a general contractor who is a licensed general contractor in the State, and the two general contractors so chosen shall together select a third general contractor. In such case, all three of the general contractors shall examine the MOB and they each shall prepare a report summarizing the damage and destruction and setting forth their respective estimates of the cost of repairing and restoring the MOB to a condition comparable to the condition that existed immediately prior to the damage or destruction. The average of the two closest estimates rendered by the three general contractors shall be deemed for all purposes hereunder to be the cost of repairing and restoring the MOB and shall be used to determine whether the damage and destruction constitutes Material Casualty Damage (using the standard set forth above in this Section 4.4(a)(i)).
     (ii) In the event Material Casualty Damage is determined to exist (using the methodology set forth in Section 4.4(a)(i) herein), it shall be a condition precedent to Seller’s and Purchaser’s obligations hereunder relative to the particular MOB(s) in question that on or prior to the tenth (10th) day preceding the Closing Date either:
     (A) At Seller’s election and sole option, Seller repairs and remedies the Material Casualty Damage; provided, however, Seller may elect this alternative (A) only if there have not been Lease terminations or cancellations arising directly from such Material Casualty Damage which Lease terminations or cancellations affect more than twenty-five percent (25%) of the usable space in such MOB. Additionally, for purposes of determining in this Section 4.4(a)(ii)(A) whether there have been Lease terminations or cancellations arising directly from such Material Casualty Damage which affect more than twenty-five percent (25%) of the usable space in such MOB, the usable space covered by Leases that are so terminated or canceled as a direct result of such Material Casualty Damage shall be offset and directly reduced (for purposes of determining whether the twenty-five percent (25%) threshold above in this Section 4.4(a)(ii)(A) is met) by the usable space covered by any replacement Leases that are secured or provided by Seller if and to the extent (i) such replacement Leases are with tenants that are at least as creditworthy as the tenants under the Leases being replaced and (ii) the term and effective rental of the replacement Leases are substantially comparable on an economic basis to the Leases that are so terminated or canceled;
     (B) Purchaser agrees, in its sole discretion, to accept the MOB in its damaged condition and to receive an immediate pass-through from Seller of all casualty insurance proceeds paid to Seller relative to such damage and destruction (as more particularly provided in Section 4.4(a)(iii) herein); or
     (C) Seller and Purchaser reach agreement regarding a reduction in the Purchase Price allocated to the relevant MOB pursuant to Section 2.2(a) herein to take into consideration the existence of the Material Casualty Damage.
     (iii) In the event Material Casualty Damage is determined to exist (using the methodology set forth in Section 4.4(a)(i) herein) and Purchaser elects under Section 4.4(a)(ii)(B) herein to accept the MOB in its damaged condition and to receive an immediate pass-though from Seller of all casualty insurance proceeds paid to Seller relative to such damage and destruction, at Closing, (i) Seller shall deliver to Purchaser any proceeds of casualty insurance theretofore received by Seller in connection with such damage or destruction (less the actual cost of any repairs or restoration performed and paid for by Seller prior to Closing), (ii) Seller shall agree to promptly pay and deliver to Purchaser all proceeds of any casualty insurance thereafter paid to Seller with respect to such damage or destruction (less the actual cost of any repairs or restoration performed and paid for by Seller prior to Closing), and (iii) Purchaser shall receive a credit against the Purchase Price allocated to such MOB pursuant to Section 2.2(a) herein equal to the sum of the deductible amount applicable under Seller’s casualty insurance policy and any other uninsured amount under Seller’s casualty insurance policy.
     (iv) With regard to any casualty damage or destruction that occurs after the Agreement Date and does not constitute Material Casualty Damage (using the methodology set forth in Section 4.4(a)(i) herein), the terms and provisions of Section 7.2 herein shall govern and control.
          (b) Material Condemnation and Material Zoning Requirements Changes Prior to Closing. In the event a Material Condemnation or a Material Zoning Requirements Change affects any of the MOBs or the MOB Sites prior to Closing, the following terms and provisions shall apply:
     (i) As used herein, (i) the term “Material Condemnation” shall mean any condemnation or taking of any portion of an MOB or an MOB Site under power of eminent domain if the condemnation award paid or posted by the condemning authority exceeds twenty-five percent (25%) of the portion of the Purchase Price allocated to the MOB affected by such condemnation pursuant to Section 2.2(a) herein and (ii) the term “Material Zoning Requirements Change” shall mean any change in the Zoning Requirements applicable to a particular MOB if the change in Zoning Requirements will prohibit or materially impair the current operations and activities at such MOB.
     (ii) In the event a Material Condemnation occurs (using the methodology set forth in Section 4.4(b)(i) herein) or a Material Zoning Requirements Change occurs with regard to a particular MOB or MOB Site, Purchaser shall be entitled, by so notifying Seller in writing not later than the tenth (10th) day preceding Closing, to either (i) permanently terminate this Agreement as to such MOB or MOB Site, in which case the Purchase Price hereunder shall be reduced to exclude therefrom the portion of the Purchase Price allocated to such MOB pursuant to Section 2.2(a) herein or (ii) accept the MOB or the MOB Site subject to the Material Condemnation or the Material Zoning Requirements Change (as the case may be) and receive an assignment of any and all claims that Seller may have to condemnation awards or any and all causes of action with respect to any such Material Condemnation, and in any such case involving Material Condemnation, Seller shall credit to Purchaser at Closing, by an appropriate adjustment to the Purchase Price, an amount equal to all payments (if any) theretofore received by Seller with respect to such Material Condemnation. In the event this Agreement is terminated as to a particular MOB or MOB Site by written notice given as aforesaid, then Purchaser shall promptly either return the Study Materials relating to such MOB(s) to Seller or destroy all of the Study Materials relating to such MOB(s) (including all copies thereof) in the possession of Purchaser and its employees, agents, representatives and consultants and confirm such destruction in writing to Seller (at no cost to Seller in either such event). Additionally, in either such event, Purchaser shall also promptly deliver to Seller a true and complete copy of all Study Materials relating to such MOB(s) prepared by, for or on behalf of Purchaser. The foregoing obligations of Purchaser shall survive the termination of this Agreement.
     (iii) With regard to any condemnation affecting any MOB or any MOB Site that occurs after the Agreement Date and does not constitute a Material Condemnation (using the methodology set forth in Section 4.4(b)(i) herein) or with regard to any Zoning Requirements change affecting any MOB that occurs after the Agreement Date and does not constitute a Material Zoning Requirements Change, the terms and provisions of Section 7.3 herein shall govern and control.
          (c) Material Tenant Lease Defaults Prior to Closing. Seller shall promptly give Purchaser written notice of the existence prior to Closing of facts and conditions that Seller in good faith believes constitute a Material Tenant Lease Default affecting any of the MOBs. If Purchaser receives written notice from Seller of a Material Tenant Lease Default or discovers the existence prior to Closing of facts and conditions that Purchaser in good faith believes constitute a Material Tenant Lease Default affecting any of the MOBs and notifies Seller in writing of the existence of such facts and conditions, then (i) in the case of a Material Tenant Lease Default discovered by or disclosed to Purchaser during the Study Period, within fourteen (14) days after Purchaser’s actual discovery thereof, or (ii) in the case of a Material Tenant Lease Default that is not discovered by or disclosed to Purchaser during the Study Period, within ten (10) days after Purchaser’s actual discovery thereof, the following terms and provisions shall apply:
     (i) As used herein, the term “Material Tenant Lease Default” shall be deemed to exist with regard to a particular MOB (A) (i) if one or more tenants in such MOB breach and have not cured the monetary terms of their Leases, (ii) if one or more tenants in such MOB files a petition in bankruptcy or take or consent to any other action seeking any such judicial decree or are the subject of an involuntary petition in bankruptcy which involuntary petition is not vacated prior to Closing, (iii) if one or more tenants in such MOB are permitted to terminate or cancel their Leases as a result of a default by Seller thereunder or as a result of any occurrence or event that the Lease expressly states will allow the tenant to terminate or cancel its Lease (excluding, however, early termination, buy-out and similar lease provisions), such as an extended interruption of services, and/or (iv) if one or more Leases of space in such MOB are the subject of litigation regarding a default or an alleged default under said Leases or one or more tenants in such MOB sends a demand letter to Seller regarding a claimed material default by Seller under such Lease(s), and (B) if such Lease or Leases encompassed by clauses (i), (ii), (iii), and/or (iv) in (A) above in this Section 4.4(c)(i) cover more than ten percent (10%) of the usable space in such MOB. Provided, however, in determining whether an MOB is affected by a Material Tenant

Lease Default under this Section 4.4(c)(i), the usable space covered by Leases encompassed by clauses (i), (ii), (iii), and/or (iv) in (A) above in this Section 4.4(c)(i) shall be offset and directly reduced (for purposes of determining whether the ten percent (10%) threshold in (B) above in this Section 4.4(c)(i) is met) by the usable space covered by any replacement Leases that are secured or provided by Seller if and to the extent (i) such replacement Leases are with tenants that are at least as creditworthy as the Leases being replaced and (ii) the term and effective rental of the replacement Leases are substantially comparable on an economic basis to the Leases that are encompassed by clauses (i), (ii), (iii), and/or (iv) in (A) above in this Section 4.4(c)(i) and, in the case of Leases that are encompassed by clause (ii) above in this Section 4.4(c)(i), such Leases must have then been rejected or legally terminated by the trustee or the debtor (if there is no trustee) in the bankruptcy proceeding.
     (ii) In the event a Material Tenant Lease Default is determined to exist (using the methodology set forth in Section 4.4(c)(i) herein), it shall be a condition precedent to Purchaser’s obligations hereunder relative to the particular MOB(s) in question that on or prior to the Closing Date either (i) Purchaser agrees to waive the Material Tenant Lease Default and accept the MOB notwithstanding such Material Tenant Lease Default or (ii) Seller and Purchaser reach agreement regarding a reduction in the Purchase Price allocated to the relevant MOB pursuant to Section 2.2(a) herein to take into consideration the existence of the Material Tenant Lease Default.
ARTICLE 5
CONDITIONS PRECEDENT
     5.1 Conditions Precedent to Purchaser’s Obligation to Purchase. The obligation of Purchaser to acquire the Property and to perform the other covenants and obligations to be performed by it on the Closing Date shall be subject to the following conditions precedent (which conditions precedent shall inure solely to the benefit of Purchaser, and no other person or entity, including, without limitation, Seller, shall have any right to waive or defer any of such conditions):
          (a) All of Seller’s representations and warranties set forth in Section 3.1 herein shall be true and correct in all material respects as of the Closing Date (other than those set forth in Sections 3.1(d) and 3.1(m) herein, which shall be governed by Sections 4.4(b) and 4.4(c) herein, respectively), subject to Seller’s right to cure any materially untrue, inaccurate or incorrect representation or warranty as set forth in Section 3.1 herein. At Closing, Seller shall execute and deliver to Purchaser the Closing Certificate.
          (b) Seller shall have delivered to Closing Agent each and all of the Seller Closing Documents fully executed and acknowledged, where appropriate.
          (c) Seller shall have delivered to Purchaser at least ten (10) business days prior to the Closing Date, to the extent reasonably obtainable, either in the form attached hereto as Exhibit 5.1(c) (the “Tenant Estoppel”) or in such other form as may be prescribed in any relevant Lease, estoppel certificates for (x) all Leases for tenant spaces containing more than ten thousand (10,000) square feet of usable space, (y) at least eighty percent (80%) of all of those Leases for tenant spaces containing five thousand (5,000) to ten thousand (10,000) square feet of usable space individually, and (z) Leases for tenant spaces containing at least eighty percent (80%) of the square feet of usable space in the MOBs in the aggregate (the “Estoppel Threshold”) pursuant to which each such tenant shall certify as of a date within sixty (60) days of the Closing Date all of the matters set forth on the Tenant Estoppel or on the form prescribed in the relevant Lease, as the case may be. Provided, however, and notwithstanding the terms and provisions in the immediately preceding sentence to the contrary, no Tenant Estoppel shall be required to be delivered for New Seller and Seller Affiliate Leases, and such New Seller and Seller Affiliate Leases (and the associated tenant spaces) shall be excluded from the numerator and the denominator in the calculation of the Estoppel Threshold in clauses (y) and (z) in the immediately preceding sentence. If the Estoppel

Threshold is not timely met, despite Seller’s efforts to obtain the same, then Purchaser shall have the right either to (i) require Seller, in Seller’s name, to provide an estoppel certificate for any missing tenant estoppel certificates in the form and substance of the Tenant Estoppel or the form prescribed in the relevant Lease, as the case may be, with such changes that are necessary to reflect that Seller is making the same, or (ii) waive the requirement of satisfaction of this condition precedent and proceed with Closing. If the terms and provisions in the immediately preceding sentence become applicable and Seller complies with its obligations under clause (i) in such sentence (presuming Purchaser elects the alternative provided by such clause (i)), then the condition precedent in this Section 5.1(c) shall be deemed to have been satisfied.
     5.2 Conditions Precedent to Seller’s Obligation to Sell. The obligation of Seller to sell the Property and to perform the other covenants and obligations to be performed by it on the Closing Date shall be subject to the following conditions precedent (which conditions precedent shall inure solely to the benefit of Seller, and no other person or entity, including, without limitation, Purchaser, shall have any right to waive or defer any of such conditions):
          (a) On or before the Closing Date, Purchaser shall have delivered to Closing Agent the full amount of the Purchase Price (taking into consideration the prior delivery of the Deposit and all prorations, credits and adjustments made pursuant to this Agreement), together with any and all other sums that are to be paid by Purchaser in connection with the closing of its purchase of the Property, and any other amounts shown as payable by Purchaser on a settlement statement to be prepared in connection with the transactions contemplated hereby (the “Closing Statement”).
          (b) All of Purchaser’s representations and warranties set forth in Section 3.2 herein shall be true and correct in all material respects as of the Closing Date.
          (c) Purchaser shall have delivered to Closing Agent each and all of the Purchaser Closing Documents fully executed and acknowledged, where appropriate.
     5.3 Failure to Satisfy Conditions. If any of Seller’s or Purchaser’s respective conditions precedent are not fully or timely satisfied on or before the Closing Date, the party whose conditions precedent are not satisfied shall have the option to: (i) waive any or all of its conditions precedent and proceed to close the transactions contemplated hereby; or (ii) terminate this Agreement by giving written notice thereof to the other party on or before the Closing Date. In the event Seller or Purchaser gives such notice as aforesaid, Seller’s obligation to sell and Purchaser’s obligation to purchase the Property shall be deemed, without notice or further act of any party, to be automatically null and void and of no force or effect, in which event neither Seller nor Purchaser shall have any further rights or obligations hereunder, except for the Indemnification Obligations and any other obligations that expressly survive the termination of this Agreement. Further, if this Agreement is terminated by written notice given as aforesaid, then Purchaser shall promptly either return the Study Materials to Seller or destroy all of the Study Materials (including all copies thereof) in the possession of Purchaser and its employees, agents, representatives and consultants and confirm such destruction in writing to Seller (at no cost to Seller in either such event). Additionally, in either such event, Purchaser shall also promptly deliver to Seller a true and complete copy of all Study Materials prepared by, for or on behalf of Purchaser. The foregoing obligations of Purchaser shall survive the termination of this Agreement. If and only if such termination occurred due to the failure of any of the conditions precedent described in Section 5.1 herein, then the Title Company shall return the Deposit to Purchaser within five (5) days after receipt from Purchaser of written confirmation that Purchaser has fully complied with all of the requirements imposed on Purchaser under the foregoing provisions in this Section 5.3.

ARTICLE 6
SELLER’S DISCLAIMER
     6.1 Purchaser’s Independent Investigation. Purchaser hereby acknowledges and agrees that, in all cases, except for the representations and warranties expressly set forth in Section 3.1 herein, Seller makes no representations or warranties, express or implied, regarding the adequacy, accuracy, completeness or content of any of the Study Materials or the suitability of the same for any purpose, and, except for liability for the breach of the representations and warranties expressly set forth in Section 3.1 herein, Seller shall have no liability to Purchaser, or any person or entity claiming by, through or under Purchaser, arising out of the Study Materials or to any person or entity to whom any of the Study Materials were disclosed. Further, except as may be expressly provided in Section 3.1 herein, neither Purchaser, any person or entity claiming by, through or under Purchaser, nor any other person or entity to whom any of the Study Materials were disclosed shall have or make any claims against Seller based on the Study Materials, including, without limitation, the adequacy, accuracy, completeness or content thereof or the suitability of the same for any purpose. Purchaser hereby further acknowledges that, except for the representations and warranties set forth in Section 3.1 herein, as of the Closing Date, Purchaser shall be deemed to have relied solely on its own independent investigation, examination, and Inspections of the Property in consummating the purchase thereof in accordance with this Agreement, that Purchaser is assuming the risk of future changes in applicable laws, and that, except as expressly set forth in Section 3.1 herein, Purchaser has not relied on, is not entitled to rely on, and shall not rely on, and Seller is not liable for or bound by (except as expressly set forth in Section 3.1 herein), any representations or warranties (none being implied hereby), statements (verbal or written), documents, reports, studies, Study Materials or any other materials made available or provided by Seller or any other person or entity purporting to act on behalf of Seller. To the extent that any surveyor, appraiser, title agent, tenant, the Title Company, parties to Contracts, property managers, attorneys, engineering or environmental consultants or any other person or entity makes any representations or warranties or any other statements (verbal or written) to Purchaser or provides or delivers to Purchaser any documents, reports, studies, information or other materials, Purchaser acknowledges that it has no claim or right of action against Seller arising therefrom nor any right to rescind, revoke or terminate this Agreement on account thereof, except as expressly provided herein.
     6.2 Property Conveyed “As-Is”. In the event Purchaser proceeds to close the transaction contemplated hereby, Purchaser shall be deemed to be satisfied with and/or to have waived the results of its due diligence and to have accepted the Property, and each and every portion thereof, “AS-IS,” “WHERE IS,” and “WITH ALL FAULTS,” including, without limitation, latent defects and other matters not detected in Purchaser’s Inspections, without recourse to, and without representation or warranty by, Seller (except as expressly set forth in Section 3.1 herein, the Ground Leases, the New Seller and Seller Affiliate Leases, and the Deeds), express or implied, whether statutory or otherwise, and without any warranties of transfer, quality, merchantability or fitness for a particular use or purpose, including, without limitation, Purchaser’s intended uses or purposes.
ARTICLE 7
CASUALTY, CONDEMNATION AND ZONING CHANGES
     7.1 Material Casualty Damage, Material Condemnation, and Material Zoning Requirements Change. With respect to any MOB or any MOB Site, (i) in the event of Material Casualty Damage, the terms, conditions, and provisions of Section 4.4(a) herein shall govern and control, and (ii) in the event of either a Material Condemnation, or a Material Zoning Requirements Change, the terms, conditions, and provisions of Section 4.4(b) shall govern and control.
     7.2 Damage or Destruction Not Constituting Material Casualty Damage. Except as otherwise specifically provided in Section 4.4(a) herein with regard to Material Casualty Damage, Purchaser shall bear the risk of casualty loss or damage to the Property through the Closing. In the event any of the MOBs or any of the items constituting the Personal Property should be damaged or destroyed as a result of fire or other casualty and such damage does not constitute Material Casualty Damage relative to such MOB and such damage is not repaired prior to Closing, the rights and obligations of Seller and Purchaser hereunder with respect to the Property shall not be affected by such destruction or damage and Purchaser shall accept title to such MOB and associated Personal Property in its destroyed or damaged condition. In such event, at Closing, (i) Seller shall deliver to Purchaser any proceeds of casualty insurance theretofore received by Seller in connection with such damage or destruction (less the actual cost of any repairs or restoration performed and paid for by Seller prior to Closing), (ii) Seller shall agree to promptly pay and deliver to Purchaser all proceeds of any casualty insurance thereafter paid to Seller with respect to such damage or destruction, and (iii) Purchaser shall receive a credit against the Purchase Price allocated to such MOB pursuant to Section 2.2(a) herein equal to the sum of the deductible amount applicable under Seller’s casualty insurance policy and any uninsured amount under Seller’s casualty insurance policy, to the end that Purchaser shall receive casualty insurance proceeds and/or credits against the portion of the Purchase Price allocated to such MOB pursuant to Section 2.2(a) herein equal to the total cost to remedy or repair any such casualty loss or damage that has not been remedied or repaired as of Closing.
     7.3 Condemnations Not Constituting a Material Condemnation and Zoning Requirements Changes Not Constituting Material Zoning Requirements Changes. Except as otherwise specifically provided in Section 4.4(b) herein with regard to Material Condemnation and Material Zoning Requirements Changes, Purchaser shall bear the risk of condemnation and eminent domain actions and Zoning Requirements changes affecting the Property which do not constitute Material Condemnation or Material Zoning Requirements Changes, respectively. In the event any MOB or any MOB Site is affected by a condemnation or eminent domain action and such condemnation or eminent domain action does not constitute a Material Condemnation relative to such MOB or such MOB Site or in the event any MOB or any MOB Site is affected by a Zoning Requirements change that does not constitute a Material Zoning Requirements Change, the rights and obligations of Seller and Purchaser hereunder with respect to the Property shall not be affected by any such condemnation or eminent domain action or such Zoning Requirements change, and this Agreement shall remain in full force and effect without a reduction in the Purchase Price. In the event of any such condemnation or eminent domain action that does not constitute a Material Condemnation, Purchaser shall be entitled to any and all claims that Seller may have to condemnation awards or any and all causes of action with respect to such condemnation or eminent domain action, and Seller shall credit to Purchaser at Closing, by an appropriate adjustment to the Purchase Price, an amount equal to all payments (if any) theretofore received by Seller with respect to such condemnation or eminent domain action and Seller shall assign to Purchaser any and all of Seller’s rights to any unpaid condemnation proceeds.
ARTICLE 8
CLOSING
     8.1 Closing. The closing of the purchase and sale and/or ground lease of the Property, as applicable (the “Closing”), shall be held at a mutually acceptable time and location in Charlotte, North Carolina, during normal business hours, on the date that is ten (10) days after the later of (i) the expiration of the Study Period or (ii) the satisfaction of all of Purchaser’s closing conditions set forth in Section 5.1 herein (the “Closing Date”), or sooner upon the mutual written agreement of Purchaser and Seller; provided, however, the Closing Date may be extended as provided in Sections 3.1, 3.3(i), and 10.2 herein, but in no event shall the Closing Date be extended to a date later than December 31, 2008 (the “Outside Closing Date”). Time is of the essence with respect to the Closing Date, it being understood that the provisions of this Agreement regarding the Closing Date are a material inducement to Seller’s entry into this Agreement.
     8.2 Closing Adjustments and Prorations. The following items of expense shall be adjusted as of midnight of the day immediately preceding the Closing Date (such that Seller shall be responsible for all days prior to the Closing Date, and Purchaser shall be responsible for all days from and after the Closing Date, including, without limitation, the Closing Date):
          (a) Real Estate Taxes. Real estate taxes that are due and payable with respect to the MOB Sites on the basis of the most current bills or other current information available. Notwithstanding the foregoing, if, and to the extent that an MOB and/or an MOB Site is taxed as part of a larger parcel of real estate, then the real estate taxes allocable to the MOB and/or the MOB Site (which shall be prorated as contemplated above) shall be determined in a fair and equitable manner depending upon the relative assessed values of the improvements and land for the overall parcel as compared with the assessed values for the MOB and/or the MOB Site, or on such other basis as mutually agreed to by the parties. Such determination shall continue to govern the responsibility for all bills for real property taxes until the Tax Division Date. Seller agrees to pay the real estate taxes assessed and billed against the larger parcel, including the MOB and the MOB Site in question on or before the due date thereof, provided that Purchaser pays to Seller its portion of such taxes as set forth in this Section 8.2(a). Seller shall submit to Purchaser a copy of the relevant tax bill(s) and Seller’s calculation of the amount owed by Purchaser at least thirty (30) days prior to the date the tax installment in question is due and payable (provided that Seller’s failure to provide such notice shall not affect Purchaser’s obligation to pay its share of such taxes), and Purchaser agrees to pay such sum(s) to Seller within ten (10) days after such submission in each instance. As used herein, the “Tax Division Date” means the date on which (i) the MOB and/or the MOB Site in question has been designated by the applicable taxing authority as a separate tax parcel (with no other tax parcel numbers encompassing the MOB and/or the MOB Site, as applicable, and with the tax parcel number assigned to the MOB and/or the MOB Site relating solely to such MOB and/or such MOB Site and no other property) and (ii) separate tax bills have been issued for the MOB and/or the MOB Site. If Seller fails to pay such taxes and assessments when due, and provided Purchaser has paid in a timely manner the sums owing by it, Purchaser shall have the right to pay such taxes and assessments and seek reimbursement from Seller on demand. Purchaser and Seller agree to cooperate and use diligent efforts after Closing to cause each MOB and/or each MOB Site (as applicable) to be promptly delineated and designated by the applicable taxing authority as a separate tax parcel to the extent reasonably practicable. Additionally, in the event of the imposition by a Governmental Authority of any deferred or so-called “rollback” taxes on all or a portion of the Property, whether attributable to any period prior to Closing or any period after Closing, as a result of the closing of the transaction contemplated in this Agreement, including, without limitation, due to a change in use of the Property or the acquisition of the Property by a for-profit entity, Purchaser shall be responsible for the payment of all such taxes prior to delinquency. The provisions of this Section 8.2(a) shall survive Closing indefinitely.
          (b) Utility Charges. Fuel, water and sewer service charges and charges for gas, electricity, telephone and all other public utilities. If there are meters on the Property measuring the consumption of water, gas or electric current, Seller shall use its good faith efforts to cause such meters (for utilities for which Seller, and not tenants, is responsible) to be read not more than one (1) day prior to the Closing Date and shall pay promptly all utility bills for which Seller is liable upon receipt of a statement therefor. Purchaser shall be liable for and shall pay all utility bills for services rendered after such meter readings. In the event such utility readings cannot be accomplished within the one (1) day period prior to the Closing Date, another fair and equitable manner of adjustment of utilities, such as an adjustment based on historical estimates of the utility charges, shall be undertaken. At Closing, Purchaser shall reimburse Seller for all utility deposits (if any) relating to the Property which are transferred to Purchaser. Additionally, Seller and Purchaser agree that potable water service to the MOB known as “Building 5000 at University Medical Park” located at 101 East W.T. Harris Boulevard, Charlotte, North Carolina (the “5000 Building”) is supplied by and provided through a water line that runs through Seller’s acute care hospital known as Carolinas Medical Center-University. After the Closing Date, Seller covenants and agrees, subject to matters beyond Seller’s reasonable control, to provide and furnish to the 5000 Building an uninterrupted supply of potable water through such shared water line twenty-four (24)

hours per day, seven (7) days per week, three hundred sixty-five (365) days per year. After the Closing Date, at Seller’s sole cost, Seller shall maintain, repair and replace the portion of the water line supplying potable water to the 5000 Building located within the boundaries of Seller’s property until the point such water line enters the 5000 Building. After the Closing Date, at Purchaser’s sole cost, Purchaser shall maintain, repair and replace the portion of such water line that is physically located within the 5000 Building. On or before the Closing Date, Seller, at its expense, will cause potable water service to the 5000 Building to be privately sub-metered. Each month during the term of the Ground Lease for the 5000 Building, Seller shall cause the sub-meter to be “read” to determine the amount of water consumed in the 5000 Building and shall deliver to Purchaser an invoice for Seller’s actual out-of-pocket cost of the water consumed in the 5000 Building for the preceding month (the “Water Sub-meter Charge”). Purchaser shall pay to Seller the Water Sub-meter Charge not later than thirty (30) days after receipt of an invoice from Seller for such amount. The provisions of this Section 8.2(b) shall survive Closing and shall be incorporated into the Ground Lease for the 5000 Building. Additionally, Seller and Purchaser acknowledge that certain other shared utility service arrangements may be required between Seller and Purchaser relative to the MOBs located at 1350 South Kings Drive, Charlotte, North Carolina, 4501 Cameron Valley Parkway, Charlotte, North Carolina, 4525 Cameron Valley Parkway, Charlotte, North Carolina, 10620 Park Road, Charlotte, North Carolina, and 10650 Park Road, Charlotte, North Carolina. In this regard, Seller and Purchaser agree to use good faith, diligent efforts to investigate further the potential requirement for shared utility services at such MOBs and to identify the same during the Study Period. In the event Seller and Purchaser identify any required shared utility service arrangements for such MOBs, Seller and Purchaser agree to use good faith, diligent efforts to negotiate the inclusion in the Ground Lease for the MOB Sites on which the relevant MOBs are located of a shared utility service agreement in form and substance similar to the agreement relating to the 5000 Building contained in this Section 8.2(b) (with such changes as are required specifically for each such MOB) and specifically acknowledging that the private sub-metering of such shared utility services shall be acceptable to both Seller and Purchaser as a means to allocate the responsibility for bearing the cost of such shared utility services.
          (c) Contracts. All charges payable with respect to the Contracts remaining in effect after Closing, if any, and all other costs and expenses (if any) of managing, operating, maintaining and repairing the Property.
     The adjustments described in Sections 8.2(a) through 8.2(c) herein shall be paid on the Closing Date by adjustments to the Purchase Price. If the amount of any of the adjustments described in Sections 8.2(a) through 8.2(c) herein cannot be determined on the Closing Date, then the adjustments therefor (and corresponding payments between Seller and Purchaser) shall be made within thirty (30) days after the Closing Date. In making the adjustments required by Sections 8.2(a) through 8.2(c), Seller shall be given credit for all amounts prepaid for the Closing Date and any period thereafter, and Seller shall be charged with any unpaid charges for the period prior to the Closing Date.
          (d) Leases. The monthly rent and other tenant charges payable by tenants under the Leases shall be adjusted as of midnight of the day immediately preceding the Closing Date (such that Seller is entitled to receive/retain all amounts allocable to the period prior to the Closing Date and Purchaser is entitled to receive/retain all amounts allocable to the period from and after the Closing Date (including the Closing Date)), and any such rent and other charges prepaid to Seller (including a pro rata portion of the rent paid to and received by Seller for the month in which Closing occurs) shall be paid to Purchaser at Closing in the form of a credit against the Purchase Price. Rent and other charges which are due but uncollected as of the Closing Date shall not be adjusted, but Purchaser shall cause the rent for the period prior to the Closing Date to be remitted to Seller if, as and when collected, in accordance with the provisions of this Section 8.2(d). On the Closing Date, Seller shall deliver to Purchaser a schedule of all such past due but uncollected rent and other amounts owed by tenants. Purchaser agrees to cause the amount of such rental arrears to be included in the first bills (and all subsequent bills until paid) thereafter submitted by Purchaser to such tenants after the Closing Date (but in no event shall such bills first be sent by Purchaser later than thirty (30) days after the Closing Date) and to use commercially reasonable efforts for up to ninety (90) days following the Closing Date to collect such amounts on behalf of Seller. All rent (including, without limitation, base rent, common area maintenance (“CAM”) charges, and real estate tax reimbursements), when collected, shall be applied first to Purchaser’s reasonable, third-party collection costs, then to current or delinquent rent due Purchaser as landlord under the Leases for any time after the month in which the Closing Date occurs, then to delinquent rents owed for the month in which the Closing Date occurs (which amounts shall be adjusted between Seller and Purchaser as aforesaid), and the excess, if any, to Seller on account of rental arrearages due to Seller (for periods prior to the month in which the Closing Date occurs). Purchaser and Seller each reserve the right to pursue any such arrearages by action against the tenant (provided, however, that any such action taken by Seller must be initiated, if at all, no later than one hundred eighty (180) days following the Closing Date), including, without limitation, the right to file, with respect to any tenant that is the subject of a bankruptcy proceeding under the Bankruptcy Code or otherwise, a proof of claim or other requisite pleadings or documentation, and/or to take, with respect to any such tenant, such other actions as may be necessary or appropriate in any such bankruptcy or similar proceedings (provided, however, in no event shall Seller sue for possession or otherwise seek to dispossess any relevant tenant from its premises as part of such legal action). In the event any bankruptcy or other court does not permit Purchaser and Seller to pursue separate claims or actions against any such defaulting tenant, Purchaser and Seller shall cooperate in the pursuit of a joint claim or action, with neither party having the right to settle any such claim or action without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed. Percentage rents and other periodic tenant charges which are not paid by tenants as a part of monthly rental payments (such as, in some cases, CAM charges and real estate tax reimbursements) shall be apportioned as of the Closing Date between Seller and Purchaser (in the manner set forth above) upon receipt of the payment from the subject tenant subsequent to the Closing Date, based on the number of days in the lease year (or other period) before and after the Closing Date, respectively. Further, with respect to reconciliation of CAM charges and real estate tax reimbursements for the calendar year in which Closing occurs, Seller shall deliver to Purchaser at Closing a schedule(s) showing the CAM and real estate tax reimbursements received from tenants prior to the Closing Date and the operating and real estate tax expenses of the Property actually incurred prior to the Closing Date. Purchaser or Seller, as applicable, shall receive a net credit against or an addition to the Purchase Price to adjust for any overage received from tenants or shortfall in amounts received from tenants (as applicable). Purchaser shall provide Seller with and/or access to all pertinent information concerning tenant percentage rents and such charges, including sales reports and status of collections, promptly upon request for the purposes of, without limitation, inspecting and making a copy of the same, and upon request by Seller, shall advise Seller of all efforts by Purchaser to bill and collect any rents and other charges owed to Seller for the period prior to the Closing Date.
          (e) Tenant Improvement Expenses. Tenant improvement expenses (including all hard and soft construction costs, whether payable to the contractor or the tenant), and tenant allowances which are the obligation of the landlord under Leases shall be allocated between the parties according to whether such obligations are Existing TI Obligations or New TI Obligations as follows:
     (i) Existing TI Obligations. If, by Closing, Seller has not paid in full the Existing TI Obligations, then the costs attributable thereto shall be credited against the Purchase Price at Closing and Purchaser shall be responsible for payment of the costs and expenses incurred to complete such Existing TI Obligations. If such credit exceeds the actual costs of completing such Existing TI Obligations, then Purchaser shall promptly pay such excess to Seller when such excess is determined after Closing. If such credit is insufficient for such purpose, then Seller shall promptly reimburse Purchaser for such deficiency after Closing upon receipt of an invoice therefor, together with reasonable supporting documentation. The parties’ obligations under this provision shall survive Closing.

     (ii) New TI Obligations. Purchaser shall be fully responsible for (y) all costs associated with New TI Obligations and (z) except as contemplated in clause (b) in the immediately following sentence, performing all obligations of landlord under the Leases relative to New TI Obligations. Provided, however, to the extent (a) Purchaser requests Seller to commence the performance of New TI Obligations prior to Closing and Seller is willing to do so or (b) Seller is obligated under Leases to commence the performance of New TI Obligations prior to Closing pursuant to renewals or expansion rights properly exercised after the Agreement Date (which Seller shall do), Seller shall receive a credit at Closing for the cost of New TI Obligations so performed and paid for by Seller.
     (iii) Evidence of Payment and Performance. At Closing, Seller shall provide lien waivers, payment affidavits, certificates of completion, and other evidence reasonably necessary to confirm Seller’s performance and payment of the Existing TI Obligations and the New TI Obligations, if any, and shall provide a Seller’s Affidavit to the Title Company for the purpose of inducing the Title Company to insure against any claims against the Property arising from any such work performed before Closing.
     (iv) Change Orders. Unless expressly required by the terms of an Existing Lease, Seller shall not agree to any change orders or additions to tenant improvements or material changes in the scope of work or specifications with respect to the Existing TI Obligations or New TI Obligations (collectively, the “Change Orders”) without Purchaser’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed.
          (f) Security Deposits. Seller shall deliver to Purchaser at Closing a schedule of all security deposits held by Seller on the Closing Date which have been deposited by tenants under the Leases. At Closing, all security deposits so held by Seller shall be transferred and delivered to Purchaser, or else Seller shall give Purchaser a credit therefor against the Purchase Price. Purchaser shall indemnify Seller, to the extent of the security deposits transferred to Purchaser as aforesaid, against any claims by tenants on account of such security deposits. Seller shall indemnify Purchaser against any claims by tenants on account of any portion of any security deposit which should have been transferred to Purchaser as aforesaid but which was not transferred to Purchaser as aforesaid.
          (g) Closing Costs. Purchaser shall pay all costs and expenses of examination of title, title insurance, updating of existing surveys and/or preparation of new surveys, all charges and fees in connection with Purchaser’s Inspections of the Property as provided in Article 4 herein, nominal recording charges for recordation of the memoranda of the Ground Leases contemplated herein and one-half (1/2) of all escrow fees in connection with the closing of the transaction contemplated hereby. Seller shall pay all costs and expenses incurred in connection with Seller’s compliance with the terms and provisions of Section 3.3(i) herein, nominal recording charges for recordation of the Morrocroft Lease Subordination and one-half (1/2) of all escrow fees in connection with the closing of the transaction contemplated hereby. Seller shall be responsible for the payment of any conveyance tax, transfer tax or leasehold tax due and payable in connection with the execution and delivery of the Ground Leases, recordation of memoranda of the Ground Leases, and the conveyance of fee simple title to the MOBs to Purchaser, if any.
          (h) Final Reconciliation. Purchaser and Seller agree to make any and all final adjustments for any items being prorated or adjusted under this Section 8.2 after year-end reconciliations have been completed with all tenants and final tax bills and other relevant bills have been received, all such adjustments to be completed on or before June 30, 2009. Without limiting the generality of the foregoing, (i) if and to the extent that the real estate tax proration between the parties at Closing requires adjustment once final tax bills are issued, amounts shall be appropriately adjusted by Seller and Purchaser so that the party owing any such reconciled amount shall pay the other party the amount so owed, and (ii) if and to the extent that the pass-throughs and related prorations between the parties at Closing require adjustment once amounts payable by tenants for pass-throughs of taxes, insurance costs and CAM costs are finally determined, such amounts shall be appropriately adjusted by Seller and Purchaser so that the party owing any such reconciled amount shall pay the other party the amount so owed. Payments in connection with the final adjustments shall be made on or before July 31, 2009, and the parties shall cooperate with one another with respect to such adjustments.
          (i) Survival. Each and all of the provisions of this Section 8.2 (including, without limitation, the indemnities in Section 8.2(f) herein) shall survive Closing indefinitely.
ARTICLE 9
BREACH; TERMINATION
     9.1 Breach by Seller. If Seller shall fail to perform its covenants or agreements hereunder on or before the Closing Date or if Purchaser shall be relieved of its obligations under this Agreement by operation of any express provision of this Agreement, then, in any such event, Purchaser’s sole and exclusive remedy shall be to either (i) terminate this Agreement, or (ii) pursue a remedy for specific performance of Seller’s obligation to sell and/or ground lease the Property, as applicable, to Purchaser. Further, if this Agreement is terminated as aforesaid, then Purchaser shall promptly either return the Study Materials to Seller or destroy all of the Study Materials (including all copies thereof) in the possession of Purchaser and its employees, agents, representatives and consultants and confirm such destruction in writing to Seller (at no cost to Seller in either such event). Additionally, in either such event, Purchaser shall also promptly deliver to Seller a true and complete copy of all Study Materials prepared by, for or on behalf of Purchaser. The foregoing obligations of Purchaser shall survive the termination of this Agreement. In the event that Purchaser shall be relieved of its obligation to close under this Section 9.1, the Title Company shall return the Deposit to Purchaser within five (5) days after receipt from Purchaser of written confirmation that Purchaser has fully complied with all of the requirements imposed on Purchaser under the foregoing provisions in this Section 9.1.
     9.2 Breach by Purchaser. If Purchaser shall fail to perform any of the covenants or agreements to be performed by it under this Agreement on or before the Closing Date, Seller’s sole and exclusive remedy shall be to terminate this Agreement and receive the Deposit as liquidated damages for Purchaser’s default (with the Title Company to pay the Deposit to Seller upon Seller’s request), all other claims for losses, damages, costs and expenses (other than the right to recover losses, damages, costs or expenses pursuant to any Indemnification Obligation) being waived hereby. Purchaser and Seller hereby acknowledge and agree that the actual damages suffered by Seller as a result of such breach by Purchaser would be impracticable, extremely difficult or impossible to determine and Purchaser agrees that the amount of the Deposit shall be the amount of damages to which Seller is entitled in such event, and that the amount of such liquidated damages is reasonable and does not constitute a penalty. Notwithstanding the foregoing, in no event shall Seller’s ability to recover from Purchaser any loss, cost, damage or expense pursuant to any Indemnification Obligation be deemed limited in any respect by Seller’s receipt of the Deposit as aforesaid. Further, if this Agreement is terminated as aforesaid, then Purchaser shall promptly either return the Study Materials to Seller or destroy all of the Study Materials (including all copies thereof) in the possession of Purchaser and its employees, agents, representatives and consultants and confirm such destruction in writing to Seller (at no cost to Seller in either such event). Additionally, in either such event, Purchaser shall also promptly deliver to Seller a true and complete copy of all Study Materials prepared by, for or on behalf of Purchaser. The foregoing obligations of Purchaser shall survive the termination of this Agreement.

ARTICLE 10
TITLE EXAMINATION
     10.1 Title Commitment. Seller hereby agrees that it shall not, after the Agreement Date, take any action affecting title to the Property (except for (i) New Leases and Modifications and memoranda thereof, (ii) utility, access, and other easements and/or licenses, provided that the same are normal and customary and consistent with Seller’s operation of the Property as of the Agreement Date, and (iii) actions effectuating the release of liens or encumbrances) unless consented to by Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Not later than the date that is thirty-five (35) days after the Agreement Date (the period from the Agreement Date through the thirty-fifth (35th) day thereafter being referred to herein as the “Title Objections Period”), Purchaser shall, at Purchaser’s sole cost and expense, (a) cause the Title Company to issue to Purchaser a current commitment for an ALTA policy of leasehold title insurance and/or owner’s title insurance (as applicable) (the “Title Commitment”) setting forth the state of title to the MOB Sites and committing the Title Company to issue to Purchaser a leasehold policy of title insurance insuring Purchaser’s interest as tenant under the Ground Leases and/or an owner’s policy of title insurance insuring Purchaser’s interest in the MOBs (as applicable) in the amount of the Purchase Price and with such endorsements as Purchaser desires, (b) deliver a copy of the Title Commitment to Seller and cause the Title Company to deliver to Seller a copy of all title documents that are referred to in the Title Commitment, and (c) elect to have current “as-built” surveys of the MOBs and the MOB Sites performed, if Purchaser so desires. Seller shall prepare or cause to be prepared legal descriptions of the MOB Sites (collectively, the “Legal Descriptions”) based upon Seller’s most current surveys in Seller’s possession and/or existing subdivision plats of record for each MOB Site, as applicable, and shall deliver a copy of the Legal Descriptions to Purchaser. Once prepared by Seller and reasonably approved by Purchaser and the Title Company, the Legal Descriptions will be substituted for the depiction of the MOB Sites attached hereto as Exhibit 1.1(yy) and shall likewise be attached to the Ground Leases for the same purpose. Said Legal Descriptions shall be binding upon Seller and Purchaser and shall be deemed a part of this Agreement without the requirement of any further action by Seller or Purchaser.
     10.2 Title Objections; Permitted Exceptions. Purchaser shall have until the expiration of the Title Objections Period to give Seller written notice of Purchaser’s objection to the condition of title to the Property, as reflected by the Title Commitment. Provided, however, Purchaser shall be entitled to object to title matters hereunder only if (i) any current use on the relevant MOB Site is not in compliance in any material respect with a title exception instrument that encumbers such MOB Site or (ii) any title exception instrument that encumbers the relevant MOB Site or any survey matter that affects such MOB Site either renders the title to such MOB Site unmarketable or uninsurable or renders any current use on such MOB Site in violation in any material respect with any term, provision or requirement in any title exception document that encumbers title to such MOB Site. The failure of Purchaser to provide such notice to Seller prior to the expiration of the Title Objections Period shall constitute a waiver of all of Purchaser’s rights under this Section 10.2 as such rights relate to title matters of record existing as of the effective date and time of the Title Commitment. If Purchaser gives written notice to Seller of title objections as permitted herein prior to the expiration of the Title Objections Period, Seller shall have five (5) days from receipt of such written notice either (a) to have such objections satisfied and removed or to commit to Purchaser in writing to cause such objections to be satisfied and removed at or prior to Closing or (b) to give Purchaser written notice of Seller’s inability or refusal to satisfy the objections. If Seller elects to cause such objections to be satisfied and removed at or prior to Closing but is unable to do so prior to the Closing Date, then Seller may, by written notice to Purchaser, extend the Closing Date for a period of up to and including the Outside Closing Date in order to attempt to cause such objections to be satisfied and removed. In such case, Seller shall give written notice to Purchaser when such objections have been satisfied and removed, and Closing shall occur on the earlier to occur of (i) the third (3rd) business day following the date on which such notice is given (but not earlier than the scheduled Closing Date), or (ii) the Outside Closing

Date, or on such other date to which the parties may agree in writing. If any such objection is not properly satisfied and removed within said five (5) day period or Seller does not commit to Purchaser in writing within said five (5) day period to cause any such objection to be satisfied and removed at or prior to Closing, Purchaser, as its sole and exclusive remedy, may elect either (A) to terminate this Agreement as to the MOB(s) that is(are) affected by such objection(s), in which case the Purchase Price hereunder shall be reduced to exclude therefrom the portion of the Purchase Price allocated to such MOB(s) pursuant to Section 2.2(a) herein, or (B) to accept and approve all such unsatisfied objections and to complete the purchase of the Property. Purchaser shall notify Seller of its election pursuant to the immediately preceding sentence within five (5) days after the earlier to occur of the following two events: (1) the receipt by Purchaser of Seller’s written notice of Seller’s inability or refusal to satisfy the objections (or any of them) or (2) the passage of the five (5) day period during which Seller is permitted to respond with regard to the objections. With regard to any MOB(s) for which this Agreement has not been terminated as provided herein, Seller shall convey (a) an insurable leasehold estate in and to the MOB Sites to Purchaser by the Ground Leases, (b) title to the MOBs by a separate special warranty deed for each MOB in the forms attached hereto as Exhibit 10.2-A (relative to the MOBs located in North Carolina) and Exhibit 10.2-B (relative to the MOB located in South Carolina) (collectively, the “Deeds”), as applicable (which Deeds Seller and Purchaser agree in no event shall be recorded by either party, which agreement shall survive Closing), and (c) title to the Personal Property and the Improvements by the General Assignment and Bill of Sale attached hereto as Exhibit 10.2-C, subject to: (i) the lien of the local ad valorem real property taxes for the year in which Closing occurs (which taxes shall be prorated at Closing between Purchaser and Seller on a calendar year basis, as provided herein) and all subsequent years; (ii) the Ground Leases and the Leases; (iii) all easements, covenants, conditions, restrictions and other matters of record and any other exceptions set forth in the Title Commitment (except for any of the foregoing that Seller is obligated to remove or agrees to remove pursuant to this Section 10.2); and (iv) matters that would be revealed by a current and accurate physical survey of the MOB Sites (collectively, the “Permitted Exceptions”). Seller agrees to provide to the Title Company at Closing an affidavit that (y) Seller has made no improvements or repairs to the Property during the one hundred twenty (120) days immediately preceding the Closing Date for which payment has not been made or for which Seller has not paid or will not pay in the ordinary course of business when due all sums for services performed for or materials furnished to Seller in connection with the Property, and (z) to Seller’s knowledge and belief, there are no tenancies, leases, occupancies or parties in possession of the Property and no outstanding leasehold rights, claims or interests other than as set forth on the current, certified rent roll for the Property to be delivered by Seller to Purchaser at Closing (the “Seller’s Affidavit”), which Seller’s Affidavit shall be in the form attached hereto as Exhibit 10.2-D.
     10.3 Morrocroft Ground Lease Subordination. Notwithstanding any term or provision in this Agreement to the contrary, Purchaser hereby acknowledges that The Carolinas Healthcare Foundation, Inc. (“CHF”), as Landlord, and The Charlotte-Mecklenburg Hospital Authority (“CMHA”), as Tenant, are parties to (i) that certain Lease Agreement dated as of December 7, 1995, as amended by that certain First Amendment to Lease Agreement dated December 30, 2005, and that certain Second Amendment to Lease Agreement to be executed by CHF and CMHA after the Agreement Date relating to the portion of the Property located at 4501 Cameron Valley Parkway, Charlotte, North Carolina, as such portion of the Property is more particularly described in such Lease Agreement, and (ii) that certain Lease Agreement dated January 1, 2006, as amended by that certain First Amendment to Lease Agreement to be executed by CHF and CMHA after the Agreement Date relating to the portion of the Property located at 4525 Cameron Valley Parkway, Charlotte, North Carolina, as such portion of the Property is more particularly described in such Lease Agreement (the Lease Agreements described in the foregoing clauses (i) and (ii) being referred to herein collectively as the “Morrocroft Leases”). At Closing, Seller shall cause CHF and CMHA to enter into an agreement (the “Morrocroft Lease Subordination”) for the purpose of subordinating the Morrocroft Leases and CMHA’s right, title and interest as Tenant to the real property that is the subject of the Morrocroft Leases to the Ground Leases to be entered into between Seller and

Purchaser at Closing for the MOB Sites that are the subject of the Morrocroft Leases until the expiration or earlier termination of such Ground Leases. The Morrocroft Lease Subordination shall be in a form suitable for recording (and Seller shall cause the same to be recorded at Closing at Seller’s cost) and shall be subject to the written approval of Purchaser and the Title Company, such approval not to be unreasonably withheld, conditioned or delayed. Additionally, Seller and Purchaser agree that Seller’s obligation to sell the MOBs located on the MOB Sites that are the subject of the Morrocroft Leases and to perform the other covenants and obligations to be performed by it on the Closing Date pursuant to this Agreement relative to the same, and Purchaser’s obligation to purchase the MOBs located on the MOB Sites that are the subject of the Morrocroft Leases and to perform the other covenants and obligations to be performed by it on the Closing Date pursuant to this Agreement relative to the same, shall be subject to Seller obtaining, on or before the date that is thirty (30) days after the Agreement Date, written consent from the Board of Directors of CHF authorizing CHF’s execution and delivery of this Agreement and the performance of its obligations hereunder, including, without limitation, the execution and delivery of the Morrocroft Lease Subordination, which condition Seller agrees to use good faith, diligent efforts beginning on the Agreement Date and continuing through the date that is thirty (30) days after the Agreement Date to satisfy. In this regard, Seller anticipates that the Board of Directors of CHF will vote on the authorization of CHF’s execution and delivery of this Agreement and the performance of its obligations hereunder, including, without limitation, the execution and delivery of the Morrocroft Lease Subordination, at its meeting scheduled for November 20, 2008. Seller shall notify Purchaser promptly of the results of the Board of Directors’ vote on such matter promptly after the conclusion of such November 20, 2008 meeting. In the event such condition is not satisfied on or before the date that is thirty (30) days after the Agreement Date and subject to the terms and provisions in Section 11.2 herein, despite Seller’s good faith, diligent efforts, Purchaser and Seller shall not be required to close on the purchase and sale of the MOB(s) located thereon, and Purchaser and Seller each shall be entitled to terminate this Agreement as to the MOB(s) located on such MOB Site(s) by so notifying the other party in writing, whereupon this Agreement shall be null and void and of no further force and effect as to such MOB(s), except for the Indemnification Obligations and any other obligations that expressly survive the termination of this Agreement. Further, if this Agreement is terminated by written notice given as aforesaid, then Purchaser shall promptly either return the Study Materials relating to such MOB(s) to Seller or destroy all of the Study Materials relating to such MOB(s) (including all copies thereof) in the possession of Purchaser and its employees, agents, representatives and consultants and confirm such destruction in writing to Seller (at no cost to Seller in either such event). Additionally, in either such event, Purchaser shall also promptly deliver to Seller a true and complete copy of all Study Materials relating to such MOB(s) prepared by, for or on behalf of Purchaser. The foregoing obligations of Purchaser shall survive the termination of this Agreement.
ARTICLE 11
MISCELLANEOUS PROVISIONS
     11.1 Brokers. Except for Cain Brothers RE LLC (the “Broker”), each of Seller and Purchaser represents and warrants to the other that (i) it has not authorized any real estate broker, agent or finder to act on its behalf in connection with the transaction contemplated by this Agreement, (ii) it does not have any knowledge of any broker, agent or finder purporting to act on its behalf with respect to this Agreement and the sale and/or ground lease of the Property, as applicable, to be made pursuant hereto, and (iii) the other party hereto shall have no liability to any broker for compensation, commission or otherwise. Seller shall pay the Broker a commission in connection with this Agreement and the transactions contemplated hereby pursuant to a separate agreement between Seller and the Broker. Each party agrees that it shall indemnify, defend and save the other harmless from and against any cost, expense, claim, loss, liability or damages, including reasonable attorneys’ fees, and court costs, resulting from a breach of the foregoing representation and warranty. The provisions of this Section 11.1 shall survive Closing or termination of this Agreement indefinitely.

     11.2 Termination Rights of Purchaser and Seller. If, as a result of a reduction in the Purchase Price pursuant to (i) Section 3.1 herein (in the case of a misrepresentation or breach of any of Seller’s representations or warranties set forth in Section 3.1 herein), (ii) Section 3.3(i) herein (in the case of a failure by Seller to obtain a required subdivision), (iii) Section 4.4(a)(iii) herein (in the case of Material Casualty Damage), (iv) Section 4.4(b)(iii) herein (in the case of a Material Condemnation or a Material Zoning Requirements Change), (v) Section 4.4(c)(ii) herein (in the case of a Material Tenant Lease Default), (vi) Section 10.2 herein (in the case of a failure by Seller to satisfy one or more title objections), (vii) Section 10.3 herein (in the case of a failure by Seller to obtain consent of CHF’s Board of Directors to the Morrocroft Lease Subordination, or (viii) Section 11.14 herein, the Purchase Price ultimately determined under the terms of this Agreement is less than seventy-five percent (75%) of the Purchase Price as set forth in Section 2.2(a) herein, then, notwithstanding any other term or provision of this Agreement to the contrary, either party, at such party’s option (to be exercised by written notice to the other party within five (5) business days after such reduction in the Purchase Price below the seventy-five percent (75%) threshold described in this Section 11.2 is determined), may elect to terminate this Agreement as to all (but not less than all) of the Property. On the giving of notice by either party to the other party of a termination of this Agreement pursuant to this Section 11.2, this Agreement shall be null and void and of no further force and effect, except for the Indemnification Obligations and any other obligations that expressly survive the termination of this Agreement. Further, if this Agreement is terminated by written notice given as aforesaid, then Purchaser shall promptly either return the Study Materials to Seller or destroy all of the Study Materials (including all copies thereof) in the possession of Purchaser and its employees, agents, representatives and consultants and confirm such destruction in writing to Seller (at no cost to Seller in either such event). Additionally, in either such event, Purchaser shall also promptly deliver to Seller a true and complete copy of all Study Materials prepared by, for or on behalf of Purchaser. The foregoing obligations of Purchaser shall survive the termination of this Agreement. The Title Company shall return the Deposit to Purchaser within five (5) days after receipt from Purchaser of written confirmation that Purchaser has fully complied with all of the requirements imposed on Purchaser under the foregoing provisions in this Section 11.2.
     11.3 Entire Agreement; Modification. This Agreement, the Seller Closing Documents, and the Purchaser Closing Documents contain the entire agreement between the parties relating to the conveyance of the Property, all prior negotiations between the parties are merged into this Agreement, and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between them other than as set forth in this Agreement, the Seller Closing Documents, and the Purchaser Closing Documents. No change or modification of this Agreement or any of the Seller Closing Documents or the Purchaser Closing Documents shall be valid unless the same is in writing and signed by each of the parties hereto or thereto. No waiver of any of the provisions of this Agreement, the Seller Closing Documents, or the Purchaser Closing Documents executed or to be executed in connection herewith shall be valid unless in writing and signed by the party against whom it is sought to be enforced.
     11.4 Survival of Representations, Warranties and Agreements. Except as otherwise expressly set forth in this Agreement, the representations, warranties, covenants, and agreements of the parties set forth in this Agreement shall remain operative and shall survive Closing indefinitely.
     11.5 Binding Upon Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the respective personal representatives, successors, and permitted assigns of the parties hereto. Except as set forth in this Section 11.5, neither Purchaser nor Seller shall have any right to assign this Agreement and/or its rights and obligations hereunder without the prior written consent of the other (which consent may be granted or withheld in a party’s sole and absolute discretion). Any assignment or other transfer of this Agreement without the written consent of the other party shall be null and void and of no force or effect. Notwithstanding the foregoing to the contrary, Purchaser shall have the right to assign this Agreement and/or its rights and obligations hereunder to an Affiliate of Purchaser without the prior written consent of Seller; provided, however, Purchaser shall deliver to Seller promptly after any such assignment written notice of such assignment, together with a copy of the relevant assignment document. In the event of any such assignment pursuant to the immediately preceding sentence, however, Purchaser shall not be released or discharged from any liability under this Agreement and shall remain liable for the performance of all obligations of Purchaser hereunder.
     11.6 Governing Law. The provisions of this Agreement shall be governed by the laws of the State, without regard to the conflicts of laws provisions thereof.
     11.7 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given/received: (1) on the date delivered if delivered personally; (2) the next business day after deposit with a nationally recognized overnight courier service when marked for delivery on the next business day; (3) two (2) business days after mailing if sent by registered or certified United States mail, properly addressed and postage pre-paid; or (4) upon completion of transmission (which is confirmed by telephone or a statement generated by the transmitting machine) if sent by facsimile to compatible equipment in the possession of the recipient, and addressed to the party for whom it is intended, at the address hereinafter set forth, provided that a copy of such notice is sent on such date by registered or certified United States mail, property addressed and postage pre-paid:

(i)	If to Purchaser:	Healthcare Realty Trust Incorporated
3310 West End Avenue, Suite 700
Nashville, Tennessee 37203
Attention: Stephen E. Cox, Jr., Esq.
Facsimile: (615) 463-7739

	With a copy to:	Healthcare Realty Trust Incorporated
3310 West End Avenue, Suite 700
Nashville, Tennessee 37203
Attention: Mr. Brince Wilford
Facsimile: (615) 690-8410

	And a copy to:	Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700
Nashville, Tennessee 37219
Attention: Jeffrey A. Calk, Esq.
Facsimile: (615) 244-6804

(ii)	If to Seller:	The Charlotte-Mecklenburg Hospital Authority
4828 Airport Center Parkway
Building E
Charlotte, North Carolina 28208
Attention: Facilities Management Group — Mary Beth Kuzmanovich
Facsimile: (704) 512-7900

	With a copy to:	The Charlotte-Mecklenburg Hospital Authority
720 East Morehead Street, 3rd Floor
Charlotte, North Carolina 28203
Attention: General Counsel
Facsimile: (704) 355-6330

And a copy to:	The Charlotte-Mecklenburg Hospital Authority
P.O. Box 32861
Charlotte, North Carolina 28232-2861
Attention: Facilities Management Group — Mary Beth Kuzmanovich
Facsimile: (704) 512-7900

And a copy to:	K&L Gates LLP
Hearst Tower, 47th Floor
214 North Tryon Street
Charlotte, North Carolina 28202
Attention: Walter D. Fisher, Jr., Esq.
Facsimile: (704) 353-3244
Any party may designate a change of address by written notice to the other in accordance with the provisions set forth above, which notice shall be given at least five (5) days before such change of address is to become effective.
     11.8 Exhibits. Each and all of the exhibits attached hereto are hereby incorporated into this Agreement by reference.
     11.9 Confidentiality. Neither party hereto shall make public disclosure with respect to this transaction or this Agreement (and the terms hereof) before Closing except: (i) as may be required by law or any applicable Governmental Authorities, or (ii) to such lenders, attorneys, accountants, brokers, partners, directors, officers, employees, agents, and representatives of either party or of either party’s advisors who have a reasonable need to know such information for the purpose of evaluating and consummating the transaction and/or advising either party, including, without limitation, with respect to the financing of the transaction; and to present or prospective sources of financing. Seller and Purchaser shall ensure that any such parties to which such disclosures are made are aware, and agree in writing to be bound by, of the terms of this Section 11.9 relating to the information contained in such disclosure.
     11.10 Study Materials. Not later than the Agreement Date, Seller agrees to deliver (i.e., by uploading the same to a website to which Purchaser has access or by delivering or causing to be delivered to Purchaser a hard copy of the same) to Purchaser true and correct copies of all Study Materials which are in Seller’s possession or readily available to Seller. In that regard and as set forth in Sections 3.1(e) and 3.3(d) herein, Purchaser, by its execution and delivery of this Agreement, acknowledges that it has received the Study Materials from Seller as of the Agreement Date.
     11.11 No Offer. The parties agree that the submission of this Agreement for review or execution by one party to the other does not constitute an offer to sell or purchase the Property and that this Agreement shall not be valid, binding or enforceable until duly and fully executed by all parties hereto.
     11.12 Rules of Construction. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement. All references to “Sections,” without reference to a document other than this Agreement, are intended to designate articles and sections of this Agreement, and the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, unless specifically designated otherwise. The use of the term “including” shall mean in all cases “including, but not limited to,” unless specifically designated otherwise. No rules of construction against the drafter of this Agreement shall apply in any interpretation or enforcement of this Agreement, any documents or certificates executed pursuant hereto, or any provisions of any of the foregoing.

     11.13 Time of the Essence. TIME IS OF THE ESSENCE in this Agreement. In addition, if the final day of any period of time set out in any provision of this Agreement, including, without limitation, the Closing Date and the Study Period, falls on a Saturday, Sunday or holiday recognized by Bank of America, N.A., in Charlotte, North Carolina, then in such case, such period shall be deemed extended to the next day which is not a Saturday, Sunday or holiday recognized by Bank of America, N.A., in Charlotte, North Carolina.
     11.14 Severability of MOB Owners’ Interests. Notwithstanding any term or provision in this Agreement to the contrary, the warranties, representations, agreements and covenants made by Seller herein are made by each of the entities that compose Seller only with respect to the specific MOB or MOBs owned by each such entity, and liability for any breach or failure to perform under this Agreement shall be several and not joint among the entities that compose Seller. Furthermore, in the event of any breach or failure to perform hereunder by any entity composing Seller which breach or failure to perform prevents Purchaser from being able to acquire the relevant MOB or MOBs as contemplated herein, Purchaser shall be entitled to terminate this Agreement only as to such MOB or MOBs (subject, however, to the terms and provisions in Section 11.2 herein), in which case the Purchase Price hereunder shall be reduced to exclude therefrom the portion of the Purchase Price allocated to such MOB or MOBs pursuant to Section 2.2(a) herein, and, subject to the terms and provisions in Section 11.2 herein, Purchaser shall remain obligated to purchase and/or ground lease the remainder of the Property, as applicable, pursuant to this Agreement.
[Signatures appear on the following pages]

[Signature Page to Purchase Agreement by and between The Charlotte-Mecklenburg Hospital Authority,
Mercy Health Services, Inc., and The Carolinas Healthcare Foundation, Inc., collectively, as Seller, and Healthcare Realty Trust Incorporated, as Purchaser]
     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above stated.

SELLER: THE CHARLOTTE-MECKLENBURG HOSPITAL AUTHORITY, a public body corporate and politic
By:	/s/ Joseph G. Piemont
	Name:	Joseph G. Piemont
	Title:	President

[Signatures continue on the following pages]

[Signature Page to Purchase Agreement by and between The Charlotte-Mecklenburg Hospital Authority,
Mercy Health Services, Inc., and The Carolinas Healthcare Foundation, Inc., collectively, as Seller, and Healthcare Realty Trust Incorporated, as Purchaser]

SELLER: MERCY HEALTH SERVICES, INC., a North Carolina non-profit corporation
By:	/s/ Zachary J. Zapack
	Name:	Zachary J. Zapack
	Title:	Vice President

[Signatures continue on the following pages]

[Signature Page to Purchase Agreement by and between The Charlotte-Mecklenburg Hospital Authority,
Mercy Health Services, Inc., and The Carolinas Healthcare Foundation, Inc., collectively, as Seller, and Healthcare Realty Trust Incorporated, as Purchaser]

SELLER: THE CAROLINAS HEALTHCARE FOUNDATION, INC., a North Carolina non-profit corporation
By:	/s/ Michael L. Rose
	Name:	Michael L. Rose
	Title:	President

[Signatures continue on the following page]

[Signature Page to Purchase Agreement by and between The Charlotte-Mecklenburg Hospital Authority,
Mercy Health Services, Inc., and The Carolinas Healthcare Foundation, Inc., collectively, as Seller, and Healthcare Realty Trust Incorporated, as Purchaser]

PURCHASER: HEALTHCARE REALTY TRUST INCORPORATED, a Maryland corporation
By:	/s/ Stephen E. Cox, Jr.
	Name:	Stephen E. Cox, Jr.
	Title:	Vice President

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